PROSPECTUS SUPPLEMENT
(To Prospectus dated March 26, 1998)

                              U.S.$11,544,284,254
                       Morgan Stanley Dean Witter & Co.
                GLOBAL MEDIUM-TERM NOTES, SERIES D AND SERIES E
                      GLOBAL UNITS, SERIES D AND SERIES E

                                 -------------

                 Due More Than Nine Months from Date of Issue

                                 -------------

               Morgan Stanley Dean Witter & Co. (the "Company") may offer from time to time, either alone or as part of a Unit, its Global Medium-Term Notes, which are issuable in one or more series and may be offered and sold in the United States, outside the United States or both in and outside the United States simultaneously. Global Medium-Term Notes issued as part of a Unit will be issued in conjunction with one or more Universal Warrants, Purchase Contracts or any combination thereof. See "Description of Units." The Global Medium-Term Notes, Series D (the "Series D Notes"), the Global Medium-Term Notes, Series E (the "Series E Notes" and, together with the Series D Notes, the "Notes"), the Global Units, Series D, each consisting of one or more Series D Notes, Universal Warrants, Purchase Contracts or any combination thereof ("Series D Units"), and the Global Units, Series E, each consisting of one or more Series E Notes, Universal Warrants, Purchase Contracts or any combination thereof ("Series E Units" and, together with the Series D Units, the "Units," and the Units together with the Notes, the "Program Securities"), offered hereby are offered outside the United States at an aggregate initial offering price of up to U.S.$11,544,284,254, or the equivalent thereof in other currencies, including the euro and composite currencies such as the ECU (the "Specified Currency"). See "Description of Notes -- Payment Currency." Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Debt Securities, including the sale of the Company's Global Medium-Term Notes, Series C, and Global Units, Series C, primarily in the United States, and certain Warrants, Preferred Stock, Purchase Contracts and Units. See "Plan of Distribution."

               The Notes may be issued as Senior Indebtedness or Subordinated Indebtedness. Subordinated Indebtedness will be subordinate to all Senior Indebtedness. See "Description of Debt Securities -- Subordinated Debt" in the accompanying Prospectus. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. Such interest rates may be determined by reference to the prices of certain securities or commodities. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). Each Fixed Rate Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Each Floating Rate Note will mature on an Interest Payment Date more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. The Notes may be redeemed by the Company prior to maturity (including upon the occurrence of certain events involving United States taxation or information reporting requirements) and will be issued in fully registered form, in bearer form, or in any combination of such registered and bearer forms. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of U.S.$1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of U.S.$1,000 (or, in the case of Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency). Any terms relating to Notes being denominated in a Specified Currency other than U.S. dollars will be as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be increased by the amount of any deduction for United States withholding taxes to the extent described under "Description of Notes -- Payment of Additional Amounts."

               Universal Warrants included in Units will entitle the holders thereof to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities. The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Pricing Supplement. A Universal Warrant issued as part of a Unit may not be separated from the other securities comprising such Unit prior to such Warrant's expiration date unless otherwise specified in the applicable Pricing Supplement.

               Purchase Contracts included in Units will require the holders thereof to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities. A Purchase Contract issued as part of a Unit may not be separated from the other securities comprising such Unit prior to such Purchase Contract's settlement date, unless otherwise specified in the applicable Pricing Supplement. The applicable Pricing Supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for Series D Notes only, up to an aggregate principal amount outstanding at any time of up to U.S.$11,544,284,254 offered hereby during the twelve months after the date of this Prospectus Supplement, to be admitted to the Official List of the London Stock Exchange. The Company may make application from time to time for issues of Series D Units to be admitted to the Official List of the London Stock Exchange, in connection with which further listing particulars will be produced. Application will, in certain circumstances as described herein, be made to list Series D Notes and Series D Units on the Bourse de Paris (the "Paris Bourse"). For the sole purpose of listing Series D Notes and Series D Units on the Paris Bourse, this Prospectus Supplement and the accompanying Prospectus have been submitted to the clearance procedures of the Commission des Operations de Bourse (the "COB") and have been registered by the COB under no. P98-98 on April 3, 1998. The Series E Notes and Series E Units will not be listed on any stock exchange.

                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                 -------------


                             Price to                        Agent's                                  Proceeds to
                            Public (1)                    Commission (2)                            Company (2)(3)
                            ----------                    --------------                            --------------
Per Note or Unit...          100.000%                     .125% - .750%                            99.875% - 99.250%
Total(4)...........     U.S.$11,544,284,254      U.S.$14,430,355 -U.S.$86,582,132      U.S.$11,529,853,899 - U.S.$11,457,702,122

------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount, and Units will be sold at 100% of the principal amount of any Notes included therein.

(2) Unless otherwise specified in the applicable Pricing Supplement, the commission payable to an Agent for each Program Security sold through such Agent will range from .125% to .750% of the Price to Public of such Program Security; provided, however, that commissions with respect to Program Securities having a maturity of 30 years or greater will be negotiated. The Company may also sell Program Securities to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers.

(3) Before deducting expenses payable by the Company estimated at U.S.$3,935,500.

(4) Or the equivalent thereof in other currencies, including composite currencies.

                                 --------------

               Offers to purchase the Program Securities are being solicited from time to time by Morgan Stanley & Co. International Limited, Bank Morgan Stanley AG, Morgan Stanley S.A. (the French Franc arranger) and Morgan Stanley Bank AG (the Deutsche Mark arranger), each of which is an affiliate of the Company (each an "Agent" and, together, the "Agents"). The Agents have agreed to use reasonable efforts to solicit purchases of such Program Securities. The Company may also sell Program Securities to an Agent acting as principal for its own account or otherwise, as determined by such Agent. No termination date for the offering of the Program Securities has been established. The Company or the Agents may reject any order in whole or in part. There can be no assurance that the Program Securities offered hereby will be sold or that there will be a secondary market for the Program Securities. See "Plan of Distribution." This Prospectus Supplement and the accompanying Prospectus may be used by the Agents in connection with offers and sales of the Program Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. The Agents may act as principal or agent in such transactions.

                                 --------------

                          MORGAN STANLEY DEAN WITTER


April 6, 1998

               No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Agents.

               This Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

               References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

               A copy of this Prospectus Supplement, the accompanying Prospectus dated March 26, 1998, the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997 and the Company's Current Report on Form 8-K dated March 26, 1998, which together comprise listing particulars with regard to the issuance by the Company of the Series D Notes in compliance with the rules of the London Stock Exchange and in accordance with Part IV of the Financial Services Act 1986, will be delivered for registration to the Registrar of Companies in England and Wales as required by Section 149 of such Act. Each Sterling Note (as defined below) will be either a shorter term debt security issued in accordance with regulations made under Section 4 of the Banking Act 1987 or a longer term debt security issued in accordance with regulations made under Section 4 of the Banking Act 1987. References to "Sterling Notes" are to shorter term debt securities and longer term debt securities (as defined in the Banking Act 1987 (Exempt Transactions) Regulations 1997) ("the Regulations"). References to "Sterling" are to the lawful currency of the United Kingdom. The issue of Notes denominated in Deutsche Marks will take place in compliance with the guidelines of the German Central Bank regarding the issuance of Deutsche Mark denominated debt securities. In particular, only credit institutions domiciled in Germany will act as dealers with respect to such Notes, except in the case of an issue of Deutsche Mark denominated Notes as part of a syndicated placement (which will be lead managed by a credit institution domiciled in Germany). The issuance of Notes or Units denominated in French Francs, or Notes or Units denominated in another currency but which provide for payments that are linked directly or indirectly to French Francs ("French Franc Notes" and "French Franc Units," respectively, and collectively "French Franc Instruments") will comply with the rules and regulations relating to the Marche de l'eurofranc from time to time of the Comite des Emissions ("French EuroFranc Regulations") and the Principes Generaux etablis par la Commission des Operations de Bourse ("COB") et du Conseil des Bourses de Valeurs or any successor authority relatifs a l'emission en France sur le marche International et a l'admission a la cote officielle de warrants et d'obligations complexes (the "General Principles"). In particular, only a credit establishment or investment institution established in a member state of the European Union which is authorized to lead manage eurobond issues by the competent authority of its home state may
(a) act as a Dealer in respect of issues of French Franc Instruments and (b) act as lead manager of issues of French Franc Instruments. The French EuroFranc Regulations recommend the listing of French Franc Notes and French Franc Units on the Paris Bourse where (i) such French Franc Notes or French Franc Units are, or are intended to be, listed on any other stock exchange or
(ii) such French Franc Notes or French Franc Units are, or are intended to be, distributed as a public offer (within the meaning of the French EuroFranc Regulations). The minimum aggregate principal amount of Series D French Franc Notes or Series D French Franc Units ("Series D French Franc Notes" and "Series D French Franc Units," respectively) and distributed in a public offer shall be 300,000,000 French Francs. In addition, Paris listed French Franc Instruments will be issued subject to the requirements of the Paris Bourse. Under current applicable French regulations, "private placements" shall be construed as issuances of Notes or Units placed on a firm basis with a small number of predetermined nonresident investors. So long as any Notes or Units are listed on the Paris Bourse, copies of this Prospectus Supplement and the accompanying Prospectus (and all publicly available documents incorporated by reference herein) will be available from the principal office of Morgan Stanley S.A. as the listing agent for Notes and Units listed on the Paris Bourse. The French Franc arranger in relation to the establishment of the Company's euro medium-term note program, the relevant dealers or underwriters for French Franc Instruments and the Company will comply with French EuroFranc Regulations. French Franc Instruments are required to have a minimum maturity of one year. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus. To the best of the knowledge and belief of the Company (which has taken all reasonable care to ensure that such is the case), the information contained in this Prospectus Supplement and the accompanying Prospectus (including the existing publicly available documents incorporated by reference therein) is in accordance with the facts and does not omit anything likely to affect the import of such information.



                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
                                                  Prospectus Supplement
Description of Notes....................................................................................             S-S-4
Description of Units....................................................................................              S-28
Foreign Currency Risks..................................................................................              S-36
United States Federal Taxation..........................................................................              S-37
Plan of Distribution....................................................................................              S-39
Legal Matters...........................................................................................              S-42
Capitalization..........................................................................................              S-43
Board of Directors......................................................................................              S-44
General Information.....................................................................................              S-44
Paris Listing Information...............................................................................              S-46
Paris Bourse Responsibility Statement...................................................................              S-48
                                                        Prospectus
Available Information...................................................................................                 2
Incorporation of Certain Documents by Reference.........................................................                 2
The Company.............................................................................................                 4
Use of Proceeds.........................................................................................                 4
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred
 Stock Dividends........................................................................................                 5
Description of Debt Securities..........................................................................                 5
Description of Warrants.................................................................................                11
Description of Purchase Contracts.......................................................................                13
Description of Units....................................................................................                14
Limitations on Issuance of Bearer Securities and Bearer Debt Warrants...................................                14
Description of Capital Stock............................................................................                15
Global Securities.......................................................................................                27
Plan of Distribution....................................................................................                29
Legal Matters...........................................................................................                30
Experts.................................................................................................                31
ERISA Matters for Pension Plans and Insurance Companies.................................................                31

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PROGRAM SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH PROGRAM SECURITIES. SPECIFICALLY, THE AGENTS SPECIFIED IN THE RELEVANT PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE PROGRAM SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH PROGRAM SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF
DISTRIBUTION" HEREIN AND IN THE RELEVANT PRICING SUPPLEMENT.


                             DESCRIPTION OF NOTES

               The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. Unless otherwise defined, the terms used herein shall have the same meaning as those set forth in the Prospectus. In particular, as used under this caption, the term "Company" means Morgan Stanley Dean Witter & Co. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. The Notes described herein may be offered either alone or as part of a Unit. See "Description of Units."

               If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit (the "ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination. See "Foreign Currency Risks."

General

               The Notes may be issued either alone or as part of a Unit, under the Senior Debt Indenture ("Senior Notes") or the Subordinated Debt Indenture ("Subordinated Notes"). The Notes issued under each Indenture, together with the Company's Global Medium-Term Notes, Series C, referred to below under "Plan of Distribution," will constitute a single series under such Indenture, together with any medium-term notes of the Company issued in the future under such Indenture which are designated by the Company as constituting a single series of securities with the Notes and the Global Medium-Term Notes, Series C, for purposes of such Indenture. Neither Indenture limits the amount of additional indebtedness that the Company may incur. At November 30, 1997, the Company had approximately U.S.$14.0 billion aggregate principal amount of medium-term notes outstanding under the Senior Debt Indenture and approximately U.S.$77.8 million aggregate principal amount of medium-term notes outstanding under the Subordinated Debt Indenture. Such aggregate principal amounts may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. For the purpose of this paragraph, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

               Notes issued under the Senior Debt Indenture will rank pari passu with all other Senior Indebtedness of the Company and with all other unsecured and unsubordinated indebtedness of the Company, subject to certain statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank pari passu with all other subordinated indebtedness of the Company and, together with such other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company. See "Description of Debt Securities -- Subordinated Debt" in the Prospectus. At November 30, 1997, the Company had outstanding approximately U.S.$39.2 billion of Senior Indebtedness, approximately U.S.$1.3 billion of subordinated indebtedness and approximately U.S.$999 million of Capital Units. Each Capital Unit consists of a subordinated debenture of Morgan Stanley Finance plc, a subsidiary of the Company, guaranteed by the Company on a subordinated basis and a related purchase contract issued by the Company requiring the holder to purchase one depositary share representing ownership of a fraction or multiple of a share of the Company's preferred stock.

               Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Floating Rate Notes will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Notes denominated or payable in Deutsche Marks will mature at least two years after the date of issue. French Franc Notes will mature at least one year after the date of issue. The Notes will be offered on a continuing basis, and any Note purchased on original issuance by or on behalf of a United States person must, subject to certain exceptions, be a Registered Note (as defined below). Bearer Notes (as defined below) purchased on original issuance by any other purchaser initially will be represented by a temporary global Bearer Note to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator"), Cedel Bank, societe anonyme ("Cedel Bank") and/or any other relevant clearing system (including Sicovam S.A. and the Intermediaires financiers habilites authorized to maintain accounts therein ("Sicovam")). Interests in each temporary global Bearer Note will be exchangeable for interests in permanent global Bearer Notes or for definitive Registered or Bearer Notes in the manner and upon compliance with the procedures described under "Description of Notes -- Forms, Denominations, Exchange and Transfer."

               The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto, the interest rate or interest rate formula, ranking, maturity, currency or composite currency, principal amount and any other terms on which each such Note will be issued.

               As used herein, the following terms shall have the meanings set forth below:

               "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or in The City of London and (i) with respect to LIBOR Notes (as defined below), that is also a London Banking Day, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney and (iv) with respect to Notes denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

               An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

               "London Banking Day" means any day on which dealings in deposits in the relevant Index Currency (as defined below) are transacted in the London interbank market.

               "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the relevant Indenture.

               The "Record Date" with respect to any Interest Payment Date for a Registered Note shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

Payment Currency

               If the applicable Pricing Supplement provides for all or a portion of payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Company) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.
Unless otherwise indicated in the applicable Pricing Supplement, the Exchange Rate Agent will be Morgan Stanley & Co. International Limited.

               Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency (as described under "European Monetary Union" below), the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of such Notes effect the payment of principal of, premium, if any, or interest on, any Note denominated in such Specified Currency in euro in lieu of such Specified Currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable Specified Currency will not constitute an Event of Default. "Market Exchange Rate" means the noon U.S. dollar buying rate in The City of New York for wire transfers of the relevant currency or composite currency as certified for customs purposes by the Federal Reserve Bank of New York.

European Monetary Union

               Special Provisions Relating to Notes Denominated in ECU

               The value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly.
The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and Sterling). On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the euro at the rate of one euro for one ECU. The euro will be divided into one hundred cents and references in this section to the "euro" and the "cent" are to such new currency as adopted pursuant to the Treaty. The European Council is expected to decide no later than July 1, 1998, which of the 15 member states of the EC will be deemed eligible to adopt the euro on the basis of an examination of certain macro-economic criteria, including the achievement of price, long-term interest rate and exchange rate stability as well as public financing sustainable without excessive deficit. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in euro at the rate of one euro for one ECU. In such circumstances, the following provisions for payment in a component currency will not apply.

               Alternative Calculations for Payment of Notes Denominated in ECU in a Component Currency

               With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

               On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

               The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

               The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

               If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

               Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency; provided, however, that in the case of Bearer Notes payments in U.S. dollars will be subject to the restrictions described below under "Interest and Principal Payments."

               All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

               Special Provisions Relating to Payments on Notes Denominated in the Currencies of EC Member States

               If, pursuant to the Treaty, the euro is substituted for all or some of the currencies of the member countries of the EC, the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of the affected Notes effect the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

Forms, Denominations, Exchange and Transfer

               Unless otherwise specified in the applicable Pricing Supplement, the Notes may be issued, either alone or as part of a Unit, (i) in fully registered definitive or global form without coupons ("Registered Notes") or (ii) in definitive bearer form with coupons attached or in temporary or permanent global bearer form without coupons attached (in each case, "Bearer Notes") or in any combination of the above such registered or bearer forms.

               Except as provided below or as otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued only in denominations of U.S.$1,000, or any amount in excess thereof that is an integral multiple of U.S.$1,000, and Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S.$1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the Market Exchange Rate of such Specified Currency on the Business Day immediately preceding the date of issuance; provided, however, that, in the case of the ECU, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

               Each Bearer Note and interest coupon, if any, will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

               Registered Notes will be exchangeable for Registered Notes in other authorized denominations, in an equal aggregate principal amount in accordance with the provisions set forth in the applicable Indenture. Bearer Notes will not be issuable in exchange for Registered Notes. Registered Notes may be presented for registration of transfer or exchange at the offices of the Registrar (as defined below) or at the offices of any transfer agent designated by the Company for such purpose. See "Registrar, Paying Agents and Transfer Agents." Bearer Notes may be presented for exchange in the manner set forth below. No service charge will be made for any registration of transfer or exchange of Notes but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Bearer Notes and any coupons appertaining thereto will be transferable by delivery.

               Each Bearer Note will be represented initially by a temporary global Bearer Note, without interest coupons, and which, unless otherwise specified in the applicable Pricing Supplement, will be deposited with a common depositary (a "Common Depositary") for the Euroclear Operator and Cedel Bank, for credit to the account designated by or on behalf of the subscriber thereof. Upon deposit of each such temporary global Bearer Note, the Euroclear Operator or Cedel Bank, as the case may be, will credit each subscriber with a principal amount of Notes equal to the principal amount thereof for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global Bearer Note will be exchangeable, after the date (the "Exchange Date") that is 40 days after the date on which the Company receives the proceeds of the sale of such Note (the "Closing Date"), for an interest in a permanent global Bearer Note to be held by a Common Depositary for the Euroclear Operator and Cedel Bank, for credit to the account designated by or on behalf of the beneficial owner thereof; provided that (i) the Exchange Date for any Note held by an Agent as part of an unsold allotment or subscription more than 40 days after the Closing Date for such Note shall be the day after the date such Note is sold by such Agent and (ii) such exchange will be made only upon receipt of Ownership Certificates (as defined below). No principal or interest may be paid on a temporary global Bearer Note until the person entitled to receive such interest furnishes an Ownership Certificate. An "Ownership Certificate" is a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Note (i) is owned by a person that is not a United States person (as defined in the Prospectus), (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(iv)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Note through a foreign branch of a United States financial institution and who holds the Bearer Note through such financial institution through such date (and in either case (a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (the "Restricted Period")), and in addition if the owner of such Bearer Note is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)), such financial institution certifies that it has not acquired the Bearer Note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

               The beneficial owner of a Note represented by a permanent global Bearer Note may, upon 30 days' written notice to the Principal Paying Agent (as defined below), given by the beneficial owner through either the Euroclear Operator or Cedel Bank or other relevant clearing system, exchange such owner's interest in such permanent global Bearer Note for a definitive Bearer Note or Notes, which will be serially numbered, with coupons, if any, attached or, if so indicated in the applicable Pricing Supplement, at the beneficial holder's option, a definitive Registered Note or Notes, of any authorized denominations. Upon receipt by the Principal Paying Agent of an initial request to exchange an interest in a permanent global Bearer Note for a definitive Bearer Note or Notes, all other interests in such permanent global Bearer Note shall be exchanged for definitive Notes. Interests in a permanent global Bearer Note will also be exchanged by the Company in whole, but not in part, for definitive Bearer Notes, which will be serially numbered, with coupons, if any, attached or, if so indicated in the applicable Pricing Supplement, at the beneficial owner's option, for definitive Registered Notes, of any authorized denominations if (i) any Note represented by such permanent global Bearer Note is accelerated following an Event of Default or (ii) either Euroclear or Cedel Bank or any other relevant clearing system is closed for business for a continuous period of fourteen days (other than by reason of public holidays) or announces an intention to cease business permanently or in fact does so. The Common Depositary for the Euroclear Operator and Cedel Bank will instruct the Principal Paying Agent regarding the aggregate principal amount and denominations of definitive Bearer Notes that must be authenticated and delivered to each of the Euroclear Operator and Cedel Bank. Such exchanges shall occur at no expense to the beneficial owners as soon as practicable after the receipt of the initial request for definitive Bearer Notes or of a notice of such acceleration or clearing system closure. No Bearer Note will be delivered in the United States. References herein to "Bearer Notes" shall, except where otherwise indicated, include interests in a permanent or temporary global Bearer Note as well as definitive Bearer Notes and any appurtenant coupons.

               If the applicable Pricing Supplement so specifies, at the option of the holder, and subject to the terms of the applicable Indenture or procedures established pursuant thereto, definitive Bearer Notes (with all unmatured coupons, and all matured coupons, if any, in default) will be exchangeable into Registered Notes of any authorized denominations of like tenor and in an equal aggregate principal amount at the office of the Registrar (as defined below) or at the office of any transfer agent designated by the Company for such purpose. See "Registrar, Paying Agents and Transfer Agents." Definitive Bearer Notes surrendered in exchange for Registered Notes after the close of business at any such office on any Record Date for the payment of interest on a Registered Note and before the opening of business at such office on the relevant Interest Payment Date shall be surrendered without the coupon relating to such payment of interest. Definitive Bearer Notes will be exchangeable for definitive Bearer Notes in other authorized denominations, in an equal aggregate principal amount, in accordance with the provisions of the applicable Indenture and at the offices of the Principal Paying Agent in London, England or at the office of any transfer agent designated by the Company for such purpose. See "Registrar, Paying Agents and Transfer Agents."

               The Company will not be required (i) to register the transfer of or exchange Notes to be redeemed for a period of fifteen calendar days preceding the first publication (or other transmission, if applicable) of the relevant notice of redemption, or if Registered Notes are outstanding and there is no publication, the mailing of the relevant notice of redemption, or
(ii) to register the transfer of or exchange any Registered Note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of any such Registered Note being redeemed or repaid, as the case may be, in part, or (iii) to exchange any Bearer Note selected for redemption or surrendered for optional repayment, except that such Bearer Note may be exchanged for a Registered Note of like tenor, provided that such Registered Note shall be simultaneously surrendered for redemption or repayment, as the case may be.

Interest and Principal Payments

               Interest payable on a Bearer Note represented by a temporary global Bearer Note or any portion thereof will, unless otherwise specified in the applicable Pricing Supplement, be paid to each of the Euroclear Operator and Cedel Bank, as the case may be, with respect to that portion of such temporary global Bearer Note held for its account upon delivery to the Principal Paying Agent of an Ownership Certificate signed by the Euroclear Operator or Cedel Bank, as the case may be, dated no earlier than such Interest Payment Date, which certificate must be based on Ownership Certificates provided to the Euroclear Operator or Cedel Bank, as the case may be, by its member organizations. Each of the Euroclear Operator and Cedel Bank will in such circumstances credit the interest received by it in respect of such temporary global Bearer Note or any portion thereof to the accounts of or for the beneficial owners thereof to the extent that they have furnished such Ownership Certificates.

               Each permanent global Bearer Note will, unless otherwise specified in the applicable Pricing Supplement, provide that principal of, and premium, if any, and interest on, such permanent global Bearer Note will be paid to each of the Euroclear Operator and Cedel Bank, as the case may be, with respect to that portion of such permanent global Bearer Note held for its account. Each of the Euroclear Operator and Cedel Bank will in such circumstances credit such principal, premium, if any, and any interest received by it in respect of such permanent global Bearer Note to the respective accounts of or for the beneficial owners of such permanent global Bearer Note at maturity, redemption or repayment or on an Interest Payment Date, as the case may be. If a Registered Note is issued in exchange for any portion of a permanent global Bearer Note after the close of business at the office or agency where such exchange occurs on any Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date, any interest (or any principal and interest in the case of an Amortizing
Note) will not be payable on such Interest Payment Date in respect of such Registered Note, but will be payable on such Interest Payment Date only to the Euroclear Operator and Cedel Bank, and the Euroclear Operator and Cedel Bank will in such circumstances credit any such interest to the account of or for the beneficial owner of such portion of such permanent global Bearer Note on such Record Date. Payment of principal of, premium, if any, and any interest in respect of any permanent global Bearer Note will, unless otherwise specified in the applicable Pricing Supplement, be made to the Euroclear Operator and Cedel Bank in immediately available funds.

               Payment of principal of, premium, if any, and any interest on, a definitive Bearer Note at maturity or upon redemption or repayment will be made in immediately available funds, subject to any applicable laws and regulations, only against presentation and surrender of such Note and any coupons at the offices of a Paying Agent (as defined below) outside the United States, at the option of the holder, by check or by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if appropriate wire transfer instructions have been received by a Paying Agent not less than 15 calendar days prior to an applicable payment date. Payment of interest on a definitive Bearer Note due on any Interest Payment Date will be made only against presentation and surrender of the coupon relating to such Interest Payment Date.

               No payment with respect to any Bearer Note will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States except as may be permitted under United States federal tax laws and regulations then in effect without adverse tax consequences to the Company. Notwithstanding the foregoing, payments of principal of, premium, if any, and interest on, Bearer Notes payable in U.S. dollars will be made at the office of the Company's paying agent in the Borough of Manhattan, The City of New York, if, and only if (i) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and (ii) such paying agent in the Borough of Manhattan, The City of New York, under applicable law and regulations, would be able to make such payment.

               Interest will be payable on a Registered Note to the person in whose name the Registered Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Registered Note will be made on the first Interest Payment Date falling after the date the Registered Note is issued; provided, however, that (i) payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Registered Note originally issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date and (ii) payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Registered Note issued in exchange for an interest in a permanent global Bearer Note less than 15 calendar days before an Interest Payment Date will be paid as described above.

               U.S. dollar payments of interest on a Registered Note, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment of a Registered Note will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, a holder of U.S.$10,000,000 (or the equivalent) or more in aggregate principal amount of Registered Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date. See "United States Federal Taxation."

               With respect to any moneys paid by the Company and held by the applicable Trustee or any Paying Agent for payment of the principal of, premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) such Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Company and any person claiming such moneys shall thereafter look only to the Company for payment thereof and (ii) such moneys shall be so repaid to the Company. Upon such repayment all liability of such Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Company may have to pay the principal of, premium, if any, or interest on, the Notes as the same shall become due.

               Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

Registrar, Paying Agents and Transfer Agents

               The Company has initially designated The Chase Manhattan Bank (formerly known as Chemical Bank), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its registrar and transfer agent for the Registered Notes (the "Registrar," which term includes any successor Registrar appointed by the Company) and as the Company's paying agent for Registered Notes in the United States, and The Chase Manhattan Bank, London Branch, as transfer and paying agent for the Notes and as its principal paying agent for the Notes outside the United States (the "Principal Paying Agent," which term includes any successor principal paying agent appointed by the Company). Any initial designation by the Company of the Registrar or a transfer agent may be rescinded at any time, except that, so long as any Notes remain outstanding, the Company will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where Registered Notes may be presented for registration of transfer and exchange. The Company may at any time appoint additional transfer agents with respect to the Notes and may appoint additional paying agents for the Notes outside the United States (each a "Paying Agent," which term includes the Principal Paying Agent and any additional or successor paying agent appointed by the Company). So long as the Series D Notes are listed on the London Stock Exchange and such exchange so requires, the Company will maintain a transfer agent and a Paying Agent in London. So long as any Series D Notes or Series D Units are listed on the Paris Bourse and such exchange so requires, the Company will maintain a Paying Agent in Paris.

Fixed Rate Notes

               Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made annually on each March 1 and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March 1, June 1, September 1 and December 1 or semiannually on each March 1 and September 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request made to the Company, to subsequent holders.

               If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

               Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

Floating Rate Notes

               Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the Constant-Maturity Treasury Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note.
The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

               As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than U.S.$250,000 is 16% and for any loan in the amount of U.S.$250,000 or more but less than U.S.$2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of U.S.$2,500,000 or more.

               Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The determination of the rate of interest at which a Floating Rate Note will be reset on any Interest Reset Date will be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

               Interest on Floating Rate Notes will be payable as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date (other than the maturity date or any earlier redemption or repayment date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

               Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment.

               With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

               The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will notify the London Stock Exchange (in the case of the Series D Notes listed on such exchange) and the Paying Agents of each determination of the interest rate applicable to any Floating Rate Note promptly after such determination is made.

               The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second
London Banking Day preceding such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is Sterling will be such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a
Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest
Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

               Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date or, with respect to any principal amount to be redeemed or repaid, any redemption or repayment date, as the case may be.

               Interest rates will be determined by the Calculation Agent as follows:

               CD Rate Notes

               CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "CD Rate" in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest
Rate).

               Commercial Paper Rate Notes

               Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

               "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                               D x 360
Money Market Yield = ---------------------------- x   100
                            360 - (D x M)


where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

               Federal Funds Rate Notes

               Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing
Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination
Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Federal Funds Rate" in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

               LIBOR Notes

               LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

      (i) As of the Interest Determination Date, the Calculation Agent will determine (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day following such Interest Determination Date (or, if Sterling is the Index Currency, commencing on such Interest Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or if no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in
   (ii) below.

      (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on the second London Banking Day immediately following such Interest Determination Date (or if Sterling is the Index Currency, commencing on such Interest Determination Date), to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than U.S.$1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Company) on such Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date (or, if Sterling is the Index Currency, commencing on such Interest Determination Date) and in a principal amount of not less than U.S.$1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest
   Rate).

               "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated; provided, however, that if the euro is substituted for such currency (or such composite currency), the Index Currency shall be the euro. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

               "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency or its designated successor. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified. This condition may be subject to amendment in respect of Paris Listed Instruments as disclosed in the applicable Pricing Supplement.

               Prime Rate Notes

               Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S.$500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

               Treasury Rate Notes

               Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the "Treasury Rate" for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

               CMT Rate Notes

               CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

               Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed for the Index Maturity designated in such CMT Rate Note on the Designated CMT Telerate Page (as defined below) under the caption "...
Treasury Constant Maturities ... Federal Reserve Board Release H.15" under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York
City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to the related Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately
3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation
(or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S.$100,000,000.
If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

               "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

               "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Exchangeable Notes

               Notes may be issued, from time to time, that are optionally or mandatorily exchangeable into the securities of an entity unaffiliated with the Company, into a basket of such securities, into an index or indices of such securities or into any combination of the above, as may be set forth in the applicable Pricing Supplement (the "Exchangeable Notes"). The Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium.

               Unless otherwise specified in the applicable Pricing Supplement, optionally Exchangeable Notes (the "Optionally Exchangeable Notes") will entitle the holder of such a Note, during a period, or at specific times, to exchange such Note for the underlying security, basket of securities or index or indices of securities (or combination thereof) at a specified rate of exchange. If so specified in the applicable Pricing Supplement, Optionally Exchangeable Notes will be redeemable at the option of the Company prior to maturity. If the holder of an Optionally Exchangeable Note does not elect to exchange such Note prior to maturity or any applicable redemption date, such holder will receive the principal amount of such Note.

               Unless otherwise specified in the applicable Pricing
Supplement, mandatorily Exchangeable Notes (the "Mandatorily Exchangeable Notes") do not entitle the holder of such a Note to exchange such Note prior to maturity; at maturity, the holder is required to exchange such Note for the underlying security, basket of securities or index or indices of securities
(or combination thereof) at a specified rate of exchange, and, therefore, the holder of a Mandatorily Exchangeable Note may receive less than the principal amount of such Note at maturity. If so indicated in the applicable Pricing Supplement, the specified rate at which a Mandatorily Exchangeable Note may be exchanged may vary depending on the value of the underlying security, basket of securities or index or indices (or combination thereof) so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying security, basket of securities or index or indices (or combination thereof).

               Upon exchange, at maturity or otherwise, the holder of an Exchangeable Note may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket or index or indices at the specified exchange rate or the cash value of such underlying security or securities, as may be specified in the applicable Pricing Supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities or both, and the Exchangeable Notes may or may not provide for protection against fluctuations in the rate of currency exchange between the currency in which such Note is denominated and the currency or currencies in which the market prices of such underlying security or securities are quoted, as may be specified in the applicable Pricing Supplement. Exchangeable Notes may have other terms, which will be specified in the applicable Pricing Supplement. Exchangeable Notes for which a holder may receive the underlying security or securities constituting a basket of securities or an index or indices will not be listed on the London Stock Exchange unless listing particulars with respect thereto are approved by the London Stock Exchange.

               If an Optionally Exchangeable Note is represented by a global Bearer Note or by definitive Notes that remain on deposit with a Common Depositary for the Euroclear Operator or Cedel Bank, the exercise of the right to exchange must be made through the Euroclear Operator or Cedel Bank. In order to ensure that the Euroclear Operator or Cedel Bank will timely exercise a right to exchange with respect to a particular Note on behalf of a beneficial owner of such Note or an interest in such Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Euroclear Operator or Cedel Bank of its desire to exercise a right to exchange in accordance with the then applicable operating procedures of the Euroclear Operator or Cedel Bank. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline for such an instruction in order for timely notice to be delivered to the Euroclear Operator or Cedel Bank.

               Payments upon Acceleration of Maturity or upon Tax Redemption

               If the principal amount payable at maturity of any Exchangeable
Note is declared due and payable prior to maturity or is redeemed as set forth below under "Tax Redemption," and unless otherwise specified in the applicable Pricing Supplement, the amount payable with respect to (i) an Optionally Exchangeable Note will equal the face amount of such Note plus accrued interest, if any, to but excluding the date of payment, provided that if a holder shall have exchanged an Optionally Exchangeable Note prior to such time without having received the amount due upon such exchange, the amount payable shall be the amount due upon exchange and shall not include any accrued but unpaid interest, and (ii) a Mandatorily Exchangeable Note will equal an amount determined as if the date of such declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Currency Linked Notes

               Notes may be issued from time to time with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to the value of one or more currencies (or composite currencies) as compared to the value of one or more other currencies (or composite currencies) ("Currency Linked Notes"). Information as to the one or more currencies (or composite currencies) to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is indexed, the currency in which the face amount of the Currency Linked Note is denominated (the "Denominated Currency"), the currency in which principal on the Currency
Linked Note will be paid (the "Payment Currency"), specific historic exchange rate information, any currency risks relating to the specific currencies selected, and certain additional tax considerations, if any, will be set forth in the applicable Pricing Supplement. The Denominated Currency and the Payment Currency may be the same currency or different currencies. Unless otherwise specified in the applicable Pricing Supplement, interest on Currency Linked Notes will be paid in the Denominated Currency based on the face amount of the Currency Linked Note at the rate per annum and on the dates set forth in the applicable Pricing Supplement. Currency Linked Notes may include, but are not limited to, Notes of the types described below. The issuance of Currency Linked Notes denominated or payable in Deutsche Marks will be made in compliance with the policy of the German Central Bank, as amended from time to time, regarding indexation of Deutsche Mark-denominated debt obligations.

               Principal Exchange Rate Linked Securities (PERLS)

               PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "Indexed Currency"). Generally, the fixed amount of Indexed Currency to which the principal of a PERLS will be linked will be approximately equal in value to the face amount of the PERLS in the Denominated Currency based on the exchange rate between the Indexed Currency and the Denominated Currency in effect at the time of pricing. The Denominated Currency, the Indexed Currency and the Payment Currency will be identified in the applicable Pricing Supplement. In addition, the fixed amount of the Indexed Currency to which the principal of the PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the PERLS as well as for the aggregate face amount of all PERLS forming part of the same issue (the "Conversion Reference Amount").

               Holders of PERLS may receive an amount of principal greater than, less than or equal in value to the face amount of the PERLS, depending on the change, if any, in the relative exchange rates of the Denominated Currency, the Payment Currency and the Indexed Currency from the issue date to the date that is two Exchange Rate Days (as defined below) preceding the maturity date.

               The Payment Currency equivalent of any Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the Conversion Reference Amount of the Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; and provided further that if the Payment Currency and the Indexed Currency are identical, then the Payment Currency equivalent of any Indexed Currency amount will be such amount.

               "Exchange Rate Day" means, with respect to any currency conversion, any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close and that is a business day in each of the cities designated in the Pricing Supplement for the currencies being converted and, in the case of conversions involving ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

               Reverse Principal Exchange Rate Linked Securities (Reverse
PERLS)

               Reverse PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "First Indexed Currency") minus the Payment Currency equivalent at maturity of a fixed amount of another designated currency (or composite currency) (the "Second Indexed Currency"); provided that the minimum principal amount payable at maturity will be zero. Generally, the fixed amount of the First Indexed Currency to which the principal of a Reverse PERLS will be linked will be approximately equal in value to twice the face amount of the Reverse PERLS in the Denominated Currency, and the fixed amount of the Second Indexed Currency to which the principal of a Reverse PERLS will be linked will be approximately equal in value to the face amount of the Reverse PERLS in the Denominated Currency, in each case based on the exchange rate between each Indexed Currency and the Denominated Currency in effect at the time of pricing.

               Holders of Reverse PERLS may receive an amount of principal greater than, less than (with a minimum of zero) or equal in value to the face amount of the Reverse PERLS, depending on the change, if any, in the relative exchange rates of the Denominated Currency, the Payment Currency and the First and Second Indexed Currencies from the issue date to the date that is two Exchange Rate Days preceding the maturity date.

               The Denominated Currency, the First and Second Indexed Currencies and the Payment Currency will be identified in the applicable Pricing Supplement. In addition, the fixed amounts of the First and Second Indexed Currencies to which the principal of the Reverse PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the Reverse PERLS as well as for the aggregate face amount of all Reverse PERLS forming part of the same issue (respectively, the "First Conversion Reference Amount" and the "Second Conversion Reference Amount").

               The Payment Currency equivalent of any First Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the First Conversion Reference Amount of the First Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the First Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the First Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the First Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any First Indexed Currency amount will be such amount.

               The Payment Currency equivalent of any Second Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from the reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the sale by the reference dealers of the Second Conversion Reference Amount of the Second Indexed Currency for the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Second Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Second Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Second Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Second Indexed Currency amount will be such amount.

               Multicurrency Principal Exchange Rate Linked Securities (Multicurrency PERLS)

               Multicurrency PERLS are Currency Linked Notes pursuant to which the principal amount payable on any principal payment date equals the Payment Currency equivalent at such date of a fixed amount of a designated currency (or composite currency) (the "First Indexed Currency") plus or minus the Payment Currency equivalent at maturity of a fixed amount of a second designated currency (or composite currency) (the "Second Indexed Currency") plus or minus the Payment Currency equivalent at maturity of a fixed amount of a third designated currency (or composite currency) (the "Third Indexed Currency"); provided that the minimum principal amount payable at maturity will be zero. Generally, the added and subtracted fixed amounts of the First, Second and Third Indexed Currencies (each, an "Indexed Currency") to which the principal of a Multicurrency PERLS will be linked will have an aggregate value approximately equal to the face amount of the Multicurrency PERLS in the Denominated Currency based on exchange rates between each Indexed Currency and the Denominated Currency in effect at the time of pricing.

               Holders of Multicurrency PERLS may receive an amount of principal greater than, less than (with a minimum of zero) or equal in value to the face amount of the Multicurrency PERLS, depending on the change, if any, in the relative exchange rates for the Denominated Currency, the Payment Currency and the First, Second and Third Indexed Currencies from the issue date to the date that is two Exchange Rate Days preceding the maturity date.

               The Denominated Currency, each Indexed Currency, the Payment Currency and whether the fixed amounts of the Second and Third Indexed Currencies are to be added or subtracted to determine the principal amount payable at maturity of the Multicurrency PERLS will be set forth in the applicable Pricing Supplement. In addition, the fixed amounts of the First, Second and Third Indexed Currencies to which the principal of the Multicurrency PERLS is linked will be set forth in the applicable Pricing Supplement for a specific representative face amount of the Multicurrency PERLS as well as for the aggregate face amount of all Multicurrency PERLS forming part of the same issue (respectively, the "First Conversion Reference Amount," the "Second Conversion Reference Amount" and the "Third Conversion Reference Amount," each, a "Conversion Reference Amount"). As used herein, "Added Indexed Currency" means the First Indexed Currency and any other Indexed Currency that is added to determine the principal amount payable at maturity of the Multicurrency PERLS and a "Subtracted Indexed Currency" means an Indexed Currency that is subtracted to determine the principal amount payable at maturity of the Multicurrency PERLS.

               The Payment Currency equivalent of any Added Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the purchase by the reference dealers of the applicable Conversion Reference Amount of the Added Indexed Currency with the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Added Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Added Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Added Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Added Indexed Currency amount will be such amount.

               The Payment Currency equivalent of any Subtracted Indexed Currency amount on any date will be determined by an exchange rate agent (identified in the applicable Pricing Supplement) based on the arithmetic mean of the quotations obtained by such agent from reference dealers (identified in the applicable Pricing Supplement) at 11:00 A.M., New York City time, on the second Exchange Rate Day preceding such date for the sale by the reference dealers of the applicable Conversion Reference Amount of the Subtracted Indexed Currency for the Payment Currency for settlement on such date; provided that if there is no cross-exchange rate available in New York City between the Subtracted Indexed Currency and the Payment Currency, the quotations will be calculated by the exchange rate agent at the time referred to above using the U.S. dollar equivalent of the Subtracted Indexed Currency and the Payment Currency as the basis for comparing the values of such currencies; provided further that if the Subtracted Indexed Currency and the Payment Currency are identical, then the Payment Currency equivalent of any Subtracted Indexed Currency amount will be such amount.

               Payments upon Acceleration of Maturity or upon Tax Redemption

               If the principal amount payable at maturity of any PERLS, Reverse PERLS or Multicurrency PERLS is declared due and payable prior to maturity, or if any PERLS, Reverse PERLS or Multicurrency PERLS are redeemed as set forth below under "Tax Redemption," and unless otherwise specified in the applicable Pricing Supplement, the amount payable with respect to such Note will be paid in the Denominated Currency and will equal the face amount of such Note plus accrued interest to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               Notes may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more commodity prices, securities of entities unaffiliated with the Company, baskets of such securities or indices and on such other terms as may be set forth in the relevant Pricing Supplement. The issuance of such Notes denominated or payable in Deutsche Marks will be made in compliance with the policy of the German Central Bank, as amended from time to time, regarding indexation of Deutsche Mark denominated debt obligations of non-German
issuers.   Each issue of index-linked French Franc Notes which are to be listed on the Paris Bourse must be made in compliance with the general principles of the COB and the Conseil des Bourses de Valeurs ("CBV") published on July 26, 1996 (Decisions et Avis No. 96-2580 published by the Societe de Bourses Francaises ("SBF")) or any other general principles that could replace those mentioned above.

Optional Redemption

               The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity (other than as provided under "Tax Redemption" below) or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notes denominated or payable in French Francs may not be redeemed at the option of the Company during the first year after issuance and Notes denominated or payable in Deutsche Marks may not be redeemed during the first two years after issuance, except in each case pursuant to a Tax Redemption or following an Event of Default. Each issue of Sterling Notes shall comply with all applicable laws and regulations (as amended from time to time) of United Kingdom authorities. In particular (but without limitation) see "General Information--The Banking Act 1987 (Exempt Transactions) Regulations 1997" below. Sterling Notes which are described as shorter term debt securities are, for purposes of the Regulations, required to have a minimum maturity of the first anniversary from the date of issue and a maximum maturity of prior to the third anniversary from the date of issue. Such shorter term Sterling Notes may not be redeemed in whole or in part (other than in the case of a Tax Redemption or following an Event of Default) until the first anniversary of the date of issue and must be redeemed before the third anniversary of the date of issue. Sterling Notes which are described as longer term debt securities are, for purposes of the Regulations, required to have a minimum maturity of three years from the date of issue. Such longer term Sterling Notes may not be redeemed in whole or in part (other than in the case of a Tax Redemption or following an Event of Default) until the third anniversary of the date of issue.

               Unless otherwise specified in the applicable Pricing
Supplement, notice of redemption to holders of Bearer Notes will be published in the manner described under "Notices" below, once in each of three successive calendar weeks, the first publication to be not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that notice to the beneficial owners of Bearer Notes held only in global form may be made through the customary notice procedures of the Euroclear Operator, Cedel Bank or any other relevant clearing system. Unless otherwise specified in the applicable Pricing Supplement, notice of redemption shall also be provided to holders of Registered Notes in the manner described under "Notices" below, not less than 30 days and not more than 60 days prior to the date fixed for redemption. The Notes, except for Amortizing Notes, will not be subject to any sinking fund.

Repayment at the Noteholders' Option; Repurchase

               If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date (which, in the case of Notes denominated or payable in French Francs may not occur during the first year after issuance and, in the case of Deutsche Marks, may not occur during the first two years after issuance) and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

               In order for such a Note to be repaid, the Principal Paying Agent must receive at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, together with any coupons appertaining thereto, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, Western Europe or Japan setting forth the name of the holder of the Note (in the case only of a Registered Note), the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, together with any coupons appertaining thereto, will be received by the Principal Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed, together with any coupons appertaining thereto, are received by the Principal Paying Agent by such fifth Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

               The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation.

Tax Redemption

               All Notes

               Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount thereof (except as otherwise specified in the applicable Pricing Supplement or unless such Note is a Mandatorily Exchangeable Note), together with accrued interest to the date fixed for redemption, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of the Pricing Supplement in connection with the issuance of such Notes (or other date specified in the applicable Pricing Supplement), the Company has or will become obligated to pay Additional Amounts with respect to such Notes as described below under "Payment of Additional Amounts." Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the applicable Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred (the date on which such certificate is delivered to the Trustee is the "Redemption Determination Date"), and (ii) an opinion of independent counsel satisfactory to such Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of such Note were then due.

               Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

               If any date fixed for redemption is a date prior to the Exchange Date, definitive Bearer Notes will be issuable on and after such redemption date as if such redemption date had been the Exchange Date, subject to receipt of Ownership Certificates described above under "Forms, Denominations, Exchange and Transfer," delivery of which is a condition to delivery of definitive Bearer Notes.

               Special Tax Redemption of Bearer Notes

               If the Company shall determine that any payment made outside the United States by the Company or any Paying Agent of principal, premium, if any, or interest due in respect of any Bearer Note or coupon would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is a United States Alien (as defined below in "Payment of Additional Amounts") (other than such a requirement (a) that would not be applicable to a payment made by the Company or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided that in each case referred to in clauses (a)(ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Company shall redeem the Bearer Notes, as a whole, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, or, at the election of the Company if the conditions of the next paragraph are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and publish prompt notice thereof (the "Determination Notice") stating the effective date of such certification, identification or other information reporting requirements, whether the Company will redeem the Bearer Notes or has elected to pay the additional amounts specified in the next paragraph, and (if applicable) the last date by which the redemption of the Bearer Notes must take place, as provided in the next sentence. If the Company redeems the Bearer Notes, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the applicable Trustee at least 60 days prior to the date fixed for redemption. Notice of such redemption of the Bearer Notes will be given to the holders of the Bearer Notes not more than 60 nor less than 30 days prior to the date fixed for redemption. Such redemption notice shall include a statement as to the last date by which the Bearer Notes to be redeemed may be exchanged for Registered Notes. Notwithstanding the foregoing, the Company shall not so redeem the Bearer Notes if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such certification, identification or other information reporting requirement, in which case the Company shall publish prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect. The right of the holders of Bearer Notes called for redemption pursuant to this paragraph to exchange Bearer Notes for Registered Notes will terminate at the close of business of the Principal Paying Agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of Bearer Notes for Registered Notes shall be permitted.

               If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Company or any Paying Agent of principal, premium or interest due in respect of any Bearer Note or any coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority, with respect to the payment of such additional amounts), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of such Bearer Note or coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Bearer Note or coupon to be then due and payable. In the event the Company elects to pay any additional amounts pursuant to this paragraph, the Company shall have the right to redeem the Bearer Notes as a whole at any time pursuant to the applicable provisions of the preceding paragraph and the redemption price of such Bearer Notes will not be reduced for applicable withholding taxes. If the Company elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company will redeem the Bearer Notes as a whole, pursuant to the applicable provisions of the preceding paragraph.

Payment of Additional Amounts

               Except as otherwise provided in the applicable Pricing Supplement, the Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the holder of any Note or of any coupon appertaining thereto who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note or coupon to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

               (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or
(ii) the presentation by the holder of any such Note or coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

               (c) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

               (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

               (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Note, if such payment can be made without such withholding by any other Paying Agent in a city in Western Europe;

               (f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

               (g) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect subsidiary of the Company; or

               (h) any combination of item (a), (b), (c), (d), (e), (f) or (g);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

               The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes and Coupons

               Any Notes or coupons that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery of such Notes or coupons or satisfactory evidence of the destruction, loss or theft thereof to the Company, the Principal Paying Agent, the Registrar (in the case of Registered Notes) and the applicable Trustee. In each case, an indemnity satisfactory to the Company, the Principal Paying Agent, the Registrar (in the case of Registered Notes) and the applicable Trustee may be required at the expense of the holder of such Note or coupon before a replacement Note or coupon will be issued.

Notices

               Notices to holders of Bearer Notes will be given by publication in a newspaper in the English language of general circulation in the Borough of Manhattan, The City of New York, and in The City of London (and if required by Luxembourg law or stock exchange regulation, in Luxembourg); provided that notice to the beneficial owners of Bearer Notes held only in global form may be made through the customary notice procedures of the Euroclear Operator, Cedel Bank or any other relevant clearing system. Such publication, if required, is expected to be made in The Wall Street Journal and the Financial Times. In respect of Notes that are listed on the Paris Bourse, and so long as required by the Paris Bourse, notices to holders of the Notes will be given by publication in a French language daily newspaper published in Paris (which is expected to be either Les Echos or la Tribune Desfosses or, if such publication is not practicable, in a French language newspaper with general circulation in Europe. Such notices will be deemed to have been given on the date of such publication (or other transmission, as applicable) or, if published in such newspapers on different dates, on the date of the first such publication.

               Notices to holders of Registered Notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of the Company.


                             DESCRIPTION OF UNITS

               The following description of the Units offered hereby, including the designation and the terms of the Notes, Universal Warrants and Purchase Contracts that may be included in a Unit, supplements the description of the Units, Universal Warrants and Purchase Contracts set forth in the Prospectus, to which reference is hereby made. In particular, the terms of the Universal Warrants and Purchase Contracts offered hereby relate solely to Universal Warrants and Purchase Contracts issued as part of a Unit. The terms and conditions of Notes issued as part of a Unit are set forth above under "Description of Notes."

               The particular terms of the Units, including the terms of the Notes, Universal Warrants and Purchase Contracts that may be included in a Unit, offered pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in the Prospectus under "Description of Units," "Description of Warrants," "Description of Purchase Contracts" and "Description of Debt Securities" and those set forth below under "-- General," "-- Certain Provisions of the Unit Agreement," "-- Purchase Contracts," "-- Universal Warrants" and "-- Certain Provisions of the Universal Warrant Agreement" and above under "Description of Notes" will apply to each Unit and to any Universal Warrant, Purchase Contract or Note included in such Unit, respectively, unless otherwise specified in the applicable Pricing Supplement. Provisions related to the introduction of the euro at the start of the third stage of EMU, described above under "Description of Notes -- European Monetary Union" may apply to Units and any Purchase Contracts or Universal Warrants comprised by such Units as specified in the applicable Pricing Supplement.

General

               The Company may issue from time to time Units that may include one or more Notes, Universal Warrants or Purchase Contracts. Reference is made to the applicable Pricing Supplement for (i) the designation and the terms of the Units and of the Notes, Universal Warrants, Purchase Contracts, or any combination thereof, comprising such Units, including whether and under what circumstances such Notes, Universal Warrants or Purchase Contracts may be traded separately, (ii) a description of any additional terms of the Unit Agreement (as defined below) and (iii) a description of any additional provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprised by the Units.

               Unless otherwise specified in the applicable Pricing Supplement, the Units will be issued pursuant to the Unit Agreement dated as of March 12, 1998 (the "Unit Agreement") among the Company, The Chase Manhattan Bank, as Unit Agent for the Units (the "Unit Agent"), as Collateral Agent (the "Collateral Agent"), and as Trustee and Paying Agent under the Senior Debt Indenture and as Warrant Agent under the Universal Warrant Agreement (as defined below), and the holders from time to time of the Units. Unless otherwise specified in the applicable Pricing Supplement, the Units will be issued in the form corresponding to the form of the Notes comprised by such Units and, therefore, will be issued (i) in fully registered definitive form ("Registered Units") or (ii) in definitive bearer form or in temporary or permanent global bearer form (in each case, "Bearer Units") or in any combination of the above such registered or bearer forms. Each other security comprised by a Unit will be in the corresponding form.

               Unless otherwise specified in the applicable Pricing Supplement, Units will be issued in denominations of a single Unit and any integral multiple thereof, with face amounts as indicated in the applicable Pricing Supplement, generally corresponding to the principal amount of the Notes comprised by such Units. See "Description of Notes -- Forms, Denominations, Exchange and Transfer" above.

               Registered Units will be exchangeable for Registered Units in other authorized denominations, in an equal aggregate principal amount in accordance with the provisions set forth in the Unit Agreement. Bearer Units will not be issuable in exchange for Registered Units. Registered Units may be presented for registration of transfer or exchange at the offices of the Unit Agent or at the offices of any other agent designated by the Company for such purpose. Bearer Units may be presented for exchange in the manner set forth below. No service charge will be made for any registration of transfer or exchange of Units but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Bearer Units (together with the securities comprised by such Unit) will be transferable by delivery.

               Each Bearer Unit will be represented initially by a temporary global Bearer Unit which, unless otherwise specified in the applicable Pricing Supplement, will be deposited with a Common Depositary for credit to the account designated by or on behalf of the subscriber thereof. Upon deposit of each such temporary global Bearer Unit, the Euroclear Operator or Cedel Bank, as the case may be, will credit each subscriber with a number (and specified face amount) of Units equal to the number (and specified face amount) thereof for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global Bearer Unit will be exchangeable, after the date (the "Exchange Date") that is 40 days after the date on which the Company receives the proceeds of the sale of the Note comprised by such Unit (the "Closing Date"), for an interest in a permanent global Bearer Unit to be held by a Common Depositary for the Euroclear Operator and Cedel Bank, for credit to the account designated by or on behalf of the beneficial owner thereof.
The exchange of such interests of the beneficial owner or owners in a temporary global Bearer Unit (and in the temporary global form of any Universal Warrant or Purchase Contract comprised by such Unit) will be made at the time, and to the extent, of the exchange of such interests in the temporary global Bearer Note comprised by such Unit in accordance with the procedures described above under "Description of Notes -- Forms, Denominations, Exchange and Transfer."

               The beneficial owner of a Unit represented by a permanent global Bearer Unit may, upon 30 days' written notice to the Unit Agent given by the beneficial owner through either the Euroclear Operator or Cedel Bank, exchange such owner's interest in such permanent global Bearer Unit for a definitive Bearer Unit or Units, which will be serially numbered, or a definitive Registered Unit or Units (consisting of the definitive registered forms of each security comprised by such Unit or Units), in any authorized denominations. Upon receipt by the Unit Agent of an initial request to exchange an interest in a permanent global Bearer Unit for a definitive Bearer Unit or Units, all other interests in such permanent global Bearer Unit shall be exchanged for a definitive Bearer Unit or Units (consisting of the definitive forms of each security comprised by such Unit). The Common Depositary for the Euroclear Operator and Cedel Bank will instruct the Unit Agent regarding the aggregate face amount and denominations of definitive Bearer Units that must be authenticated and delivered to each of the Euroclear Operator and Cedel Bank. Such exchanges shall occur at no expense to the beneficial owners as soon as practicable after the receipt of the initial request for definitive Bearer Units. No Bearer Unit will be delivered in the United States. References herein to "Bearer Units" shall, except where otherwise indicated, include interests in a permanent or temporary global Bearer Unit as well as definitive Bearer Units. At the option of the holder, and subject to the terms of the Unit Agreement or procedures established pursuant thereto, definitive Bearer Units will be exchangeable into Registered Units (consisting of the registered forms of each security comprised by such Unit) of any authorized denominations of like tenor and in an equal number and aggregate face amount at the office of the Unit Agent or at the office of any other agent designated by the Company for such purpose.

               If a Unit represented by a global Bearer Unit or by definitive Units that remain on deposit with a Common Depositary for the Euroclear Operator or Cedel Bank (i) includes a Universal Warrant entitling the holder to exercise the Universal Warrant to purchase or sell Warrant Property (as defined below), (ii) includes any Note or Purchase Contract that entitles the holder thereof to redeem, accelerate or take any other action with respect to such Note or Purchase Contract or (iii) otherwise entitles the holder of the Unit to take any action with respect to the Unit or any security comprised by such Unit, the exercise of such right must be made through the Euroclear Operator or Cedel Bank. In order to ensure that the Euroclear Operator or Cedel Bank will timely exercise a right conferred by a Unit (or by the securities comprised by such Unit) with respect to a particular Unit (or any security comprised by such Unit) or any portion thereof, the beneficial owner of such Unit must instruct the broker or other direct or indirect participant through which it holds an interest in such Unit to notify the Euroclear Operator or Cedel Bank of its desire to exercise any such right. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Unit in order to ascertain the deadline for such an instruction in order for timely notice to be delivered to the Euroclear Operator or Cedel Bank.

               Payments with respect to Units and Securities Comprised by Units. At the office of the Unit Agent in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose, or at the office of The Chase Manhattan Bank, London Branch, as Unit Agent and Collateral Agent for the Units outside the United States, (i) the Units, accompanied by each of the securities comprised by such Unit (unless the applicable Pricing Supplement indicates that any such securities are separable from such Unit), may be presented for payment or delivery of Warrant Property or Purchase Contract Property (as defined below) or any other amounts due with respect thereto, (ii) transfer of the Units will be registrable and (iii) the Units will be exchangeable, provided that global Bearer Units will be exchangeable only in the manner and to the extent set forth above. The Company may at any time appoint additional unit agents or other agents with respect to the Units outside the United States (each a "Unit Agent," which term includes the initial Unit Agent named above and any additional or successor unit agent appointed by the Company). No service charge will be made for any registration of transfer or exchange of the Units (or of any security comprised by such Unit) or interest therein, except for any tax or other governmental charge that may be imposed in connection therewith.

Certain Provisions of the Unit Agreement

               Under the terms of the Unit Agreement, each holder of a definitive Unit and each beneficial owner of a global Unit, by its acceptance thereof, (i) consents to and agrees to be bound by the terms of the Unit Agreement and (ii) appoints the Unit Agent as its authorized agent to execute, deliver and perform any Purchase Contract (other than a Pre-paid Purchase Contract which requires no performance by the holder) included in such Unit in which such holder or beneficial owner has an interest on behalf of such holder or beneficial owner, as the case may be. Under the terms of the Unit Agreement, each holder of a definitive Unit and each beneficial owner of a global Unit, by acceptance thereof, irrevocably agrees to be a party to and be bound by the terms of any Purchase Contract (other than a Pre-paid Purchase Contract which requires no performance by the holder) included in such Unit in which such holder or beneficial owner has an interest. Upon the registration of transfer of a registered Unit or the transfer by delivery of a Bearer Unit, the transferee will assume the obligations, if any, of the transferor under any Purchase Contract included in such Unit and under any other security comprised by such Unit in which such holder or beneficial owner has an interest, and the transferor will be released from such obligations. Pursuant to the terms of the Unit Agreement, the Company has consented to the transfer of any such obligations to the transferee, to the assumption of such obligations by the transferee and the release of the transferor, if such transfer is made in accordance with the provisions of the Unit Agreement.

               Remedies. The Unit Agreement provides that upon the acceleration of the Notes (or Pre-paid Purchase Contracts) comprised by any Units, the obligations of the Company and the holders under any Purchase Contracts comprised by such Units may also be accelerated, on behalf of all such holders, upon the request of the holders of not less than 25% of the Purchase Contracts that constitute a part of Units that comprise such accelerated Notes. No holder of any Unit or interest therein shall have any right by virtue of or by availing itself of any provision of the Unit Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Unit Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless such holder shall have given written notice to the Unit Agent and the Company of the occurrence and continuance of a default thereunder and, (i) in the case of an Event of Default under the Notes or the Senior Debt Indenture, unless the procedures (including notice to the Trustee and the Company) described in Article Five of the Senior Debt Indenture have been complied with and (ii) in the case of certain defaults under any Purchase Contracts (other than Pre-paid Purchase Contracts) included in such Unit, unless the holders of not less than 25% of the affected Purchase Contracts comprised by all Units then outstanding shall have made written request upon the Unit Agent to institute such action or proceeding in its own name as Unit Agent under the Unit Agreement and shall have offered to the Unit Agent such reasonable indemnity as it may require, and the Unit Agent for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such request shall have been given to the Unit Agent pursuant to the Unit Agreement in writing by the holders of a majority of the outstanding affected Units. If such conditions have been satisfied, any holder of an affected Unit may then (but only then) institute such action or proceeding. Notwithstanding the above, the holder of any Unit or Purchase Contract will have the unconditional right to purchase or sell, as the case may be, Purchase Contract Property pursuant to such Purchase Contract and to institute suit for the enforcement of such right.

               Except as may be described in a Pricing Supplement applicable to a particular series of Units, there are no covenants or other provisions in the Unit Agreement providing for a put or increased interest or otherwise that would afford holders of Units additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

               Modification. The Unit Agreement and the terms of the Purchase Contracts and the Purchase Contract Certificates may be amended by the Company and the Unit Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

               Unless otherwise specified in the applicable Pricing Supplement, the Unit Agreement will contain provisions permitting the Company and the Unit Agent, with the consent of the holders of not less than a majority of all series of Units at the time outstanding under such Unit Agreement and affected thereby (voting as one class), to modify the rights of the holders of the Units of each series so affected or the terms of any Purchase Contracts included in any such series of Units and the terms of the Unit Agreement relating to the Purchase Contracts of each series so affected, except that no such modification may, without the consent of the holder of each outstanding Unit affected thereby, (i) impair the right to institute suit for the enforcement of any Purchase Contract, (ii) materially adversely affect the holders' rights under any Purchase Contract or Unit or (iii) reduce the aforesaid percentage of outstanding Units issued under the Unit Agreement, the consent of the holders of which is required for the modification or amendment of the provisions of the Unit Agreement relating to any such Purchase Contracts or for any waiver of compliance with certain provisions of the Unit Agreement or waiver of certain defaults relating to any such Purchase Contracts. Modifications of any Notes comprised by Units may only be made in accordance with the Senior Debt Indenture, as described in the Prospectus under "Description of Debt Securities -- Modification of the Indentures." Modifications of any Universal Warrants comprised by Units may only be made in accordance with the terms of the Universal Warrant Agreement as described below under "Certain Provisions of the Universal Warrant Agreement."

               Title. The Company, the Unit Agent and any agent of the Company or the Unit Agent will treat the registered owner of any Registered Unit or registered Purchase Contract and the bearer of any Bearer Unit or Purchase Contract in bearer form as the owner thereof (whether or not the Note constituting a part of such Unit shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment, the performance of any Purchase Contracts included in any series of Units and for all other purposes; provided that, with respect to Units consisting of Purchase Contracts together with securities, the Company agrees, and each beneficial holder of such Unit shall be deemed by its acceptance thereof to agree, that none of Euroclear, Cedel Bank or any other relevant clearing system (or any securities intermediary through which any such clearing system directly or indirectly holds any interest in any such Unit and that is not itself the beneficial owner thereof) shall have any obligation by virtue of being the holder of such Unit to perform the Purchase Contract included in such Unit.

               Replacement of Unit Certificates or Purchase Contract Certificates. Any mutilated certificate evidencing a definitive Unit or Purchase Contract will be replaced at the expense of the holder upon surrender of such certificate to the Unit Agent. Certificates that have been destroyed, lost or stolen will be replaced at the expense of the holder upon delivery to the Company and the Unit Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Unit Agent. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the Unit Agent and the Company may be required at the expense of the holder of the Units or Purchase Contracts evidenced by such certificate before a replacement will be issued.

               The Unit Agreement provides that, notwithstanding the foregoing, no such replacement certificate need be delivered (i) during the period beginning 15 days before the day of mailing of or publishing a notice of redemption or of any other exercise of any right held by the Company with respect to the Unit (or any security comprised by such Unit) evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of such notice, (ii) if such mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by the Company or (iii) at any time on or after the date of settlement or redemption, as applicable, with respect to any Purchase Contract included in the Unit (or at any time on or after the last exercise date with respect to any Universal Warrant included in the Unit) evidenced by such mutilated, destroyed, lost or stolen certificate, except with respect to any Units that remain or will remain outstanding following such date of settlement or redemption or such last exercise date.

               Governing Law. The Unit Agreement, the Units and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Purchase Contracts

               The Company may, issue from time to time, as part of a Unit with one or more Notes or Universal Warrants, Purchase Contracts for the purchase or sale of (a) securities of an entity unaffiliated with the Company, a basket of such securities, and index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities (collectively, "Purchase Contract Property"). Such Purchase Contracts will be governed by the terms and provisions of the Unit Agreement. See "Description of Units--Certain Provisions of the Unit Agreements." The applicable Pricing Supplement will specify whether or not a Purchase Contract issued as part of a Unit may be separated from the other securities comprised by such Unit prior to such Purchase Contract's settlement date. Purchase Contracts may not be so separated prior to the 91st day after the issuance of a Unit, unless otherwise specified in the applicable Pricing Supplement. The applicable Pricing Supplement will also specify the methods by which the holders may purchase or sell such Purchase Contract Property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract. The Unit Agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Unit Agent will not be required to qualify as a trustee thereunder and the holders of Units and Purchase Contracts will not have the benefits of the protections of the Trust Indenture Act. However, any Notes or Pre-paid Purchase Contracts issued as part of a Unit will be issued under an indenture qualified under the Trust Indenture Act and the trustee thereunder will have qualified as a trustee under the Trust Indenture Act.

               The Purchase Contracts may be issued in fully registered definitive form or in global or definitive bearer form or in any combination of the above such registered or bearer forms, as specified in the applicable Pricing Supplement. In each case, the form of the Purchase Contract included in a Unit will correspond to the form of the Unit and of any Note or Universal Warrant included in such Unit.

               Under circumstances specified in the applicable Pricing Supplement, payments in respect of principal of Notes that are part of Units that include Purchase Contracts requiring the holders to purchase Purchase Contract Property may be applied by the Unit Agent in satisfaction of the obligations of the holders of the Units under the related Purchase Contracts (unless a holder has delivered cash in respect of its obligations under such Purchase Contract). Upon settlement of any such Purchase Contract, the Purchase Contract Property will be delivered only upon presentation and surrender of the certificates evidencing Units at the office of the Unit Agent. If a holder delivers cash in settlement of its obligations under a Purchase Contract that is part of a Unit, any related Note that is a part of such Unit will remain outstanding if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable Pricing Supplement, the holder will receive a definitive Bearer Note or an interest in a global Bearer Note.

               In order to secure the observance and performance of any covenants and agreements of the holders of Purchase Contracts contained in the Unit Agreement and in such Purchase Contracts, holders of Purchase Contracts acting through the Unit Agent, as their attorney-in-fact, shall be deemed to grant, sell, convey, assign, transfer and pledge unto The Chase Manhattan Bank, in its capacity as Collateral Agent, for the benefit of the Company, as collateral security for the performance when due by such holders of their respective obligations under the Unit Agreement and under such Purchase Contracts, a security interest in and to, and a lien upon and right of set-off (the "Pledge") against, all of their right, title and interest in and to (i) any Notes that are part of Units that include such Purchase Contracts, or such other property as may be specified in the applicable Pricing Supplement (the "Pledged Items"); (ii) all additions to and substitutions for such Pledged Items as may be permissible, if so specified in the applicable Pricing Supplement; (iii) all income, proceeds and collections received or to be received, or derived or to be derived, at any time from or in connection with
(i) and (ii) above; and (iv) all powers and rights owned or thereafter acquired under or with respect to the Pledged Items. All payments with respect to any Pledged Items received by the Collateral Agent shall be paid by the Collateral Agent, unless such payments have been released from the Pledge pursuant to the Unit Agreement, to the Company in satisfaction of the respective obligations of the holders of the Units of which such Pledged Items are a part under the Purchase Contracts forming a part of such Units.

               Unless otherwise specified in the applicable Pricing Supplement, in the event that a holder does not elect to deliver cash in settlement of its obligations under a Purchase Contract that is part of a Unit and fails to present and surrender the certificate evidencing the Units held by such holder to the Unit Agent when required, the Purchase Contract Property to be purchased by such holder under the Purchase Contracts evidenced thereby shall be registered in the name of, and together with any distributions thereon shall be held by, the Unit Agent in trust for the benefit of such holder until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent or the Company in respect thereof. In the event that a certificate is not presented (or such evidence and indemnity are not provided) on or prior to the date two years after the relevant settlement date with respect to the related Purchase Contract, any payments received by the Unit Agent in respect of the Purchase Contract Property delivered in respect of the Units evidenced by such certificate will be paid by the Unit Agent to the Company and such holder will thereafter be required to look solely to the Company for payment thereof. The Unit Agent will have no obligation to invest or to pay interest on any amounts held by the Unit Agent pending distribution, as described above.

               Unsecured Obligations of the Company. The Purchase Contracts are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Purchase Contracts, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of Morgan Stanley & Co. Incorporated ("MS & Co.") and Dean Witter Reynolds Inc. ("DWR") net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.

Universal Warrants

               The Company may issue from time to time, as part of a Unit with one or more Notes or Purchase Contracts, Universal Warrants to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or composite currencies or (c) commodities (collectively, "Warrant Property"). The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the Warrant Property or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will specify whether or not a Universal Warrant issued as part of a Unit may be separated from the other securities comprised by such Unit prior to such Universal Warrant's expiration. Universal Warrants may not be so separated prior to the 91st day after the issuance of a Unit, unless otherwise specified in the applicable Pricing Supplement.

               Unless otherwise specified in the applicable Pricing Supplement, the Universal Warrants comprising part of a Unit will be issued under the Universal Warrant Agreement dated as of March 12, 1998 (the "Universal Warrant Agreement") between the Company and The Chase Manhattan Bank, as Warrant Agent (the "Warrant Agent"), and may be issued in one or more series as set forth in the applicable Pricing Supplement. The following summaries of certain provisions of the Universal Warrant Agreement and Universal Warrants do not purport to be complete and such summaries are subject to the detailed provisions of the Universal Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Universal Warrants.

               Reference is made to the applicable Pricing Supplement for the following terms of and information relating to any Universal Warrants: (i) the specific designation and aggregate number of and the price at which the Universal Warrants will be issued; (ii) the currency or composite currency for which the Universal Warrants may be purchased; (iii) the date on which the right to exercise the Universal Warrants shall commence and the date on which such right shall expire or, if the Universal Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable; (iv) the identity of any depositaries, execution or paying agents, transfer agents, registrars or calculation or other agents in respect of the Universal Warrants; (v) whether such Universal Warrants are put Warrants or call Warrants; (vi) (a) the specific Warrant Property (and the amount thereof) purchasable or saleable upon exercise of each Universal Warrant; (b) the price at which and the currency or composite currency with which such Warrant Property may be purchased or sold upon such exercise (or the method of determining the same); (c) whether such exercise price may be paid in cash, by the exchange of any other security offered with such Universal Warrants or both and the method of such exercise; and (d) whether the exercise of such Universal Warrants is to be settled in cash or by delivery of the underlying securities or commodities or both; and (vii) any other terms of the Universal Warrants.

               Unless otherwise specified in the applicable Pricing Supplement, the Universal Warrants may be issued (i) in fully registered definitive form ("Registered Warrants"), (ii) in global bearer or definitive bearer form ("Bearer Warrants") or (iii) any combination thereof, as specified in the applicable Pricing Supplement. In each case, the form of the Universal Warrant included in a Unit will correspond to the form of the Unit and of any other security included in such Unit.

               At the option of the holder, upon request confirmed in writing and subject to the terms of the Universal Warrant Agreement, Registered Universal Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed), but only in connection with the transfer of the applicable Unit and each of the securities comprised by such Unit, unless otherwise specified in the applicable Pricing Supplement, at the corporate trust office of the Warrant Agent (or any other office indicated in the Pricing Supplement relating to the Units comprising such Universal Warrants) without service charge and upon payment of any taxes and other governmental charges as described in such Universal Warrant Agreement. Such transfer or exchange will be effected only if the Warrant Agent is satisfied with the documents of title and identity of the person making the request.

Certain Provisions of the Universal Warrant Agreement

               Modifications. The Universal Warrant Agreement and the terms of the Universal Warrants and the Universal Warrant Certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

               The Company and the Warrant Agent may also modify or amend the Universal Warrant Agreement and the terms of the Universal Warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Universal Warrants affected, provided that no such modification or amendment that changes the exercise price of the Universal Warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Universal Warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the Universal Warrants or reduces the percentage of outstanding Universal Warrants, the consent of whose owners is required for modification or amendment of the Universal Warrant Agreement or the terms of the Universal Warrants, may be made without the consent of the owners affected thereby.

               Merger, Consolidation, Sale or Other Disposition. If at any time there shall be a merger or consolidation of the Company or a transfer of substantially all of its assets, as permitted under the applicable Indentures, the successor corporation thereunder shall succeed to and assume all obligations of the Company under the Universal Warrant Agreement and the Universal Warrant Certificates. The Company shall thereupon be relieved of any further obligation under the Universal Warrant Agreement and the Universal Warrants. The Company shall notify the Warrantholders of the occurrence of any such event. See "Description of Debt Securities -- Certain Covenants" in the Prospectus.

               Enforceability of Rights of Warrantholders; Governing Law. The Warrant Agent will act solely as an agent of the Company in connection with the Universal Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Universal Warrant Certificates or beneficial owners of Universal Warrants. Any holder of Universal Warrant Certificates and any beneficial owner of Universal Warrants may, without the consent of the Warrant Agent, any other holder or beneficial owner, enforce by appropriate legal action, on its own behalf, its right to exercise the Universal Warrants evidenced by such Universal Warrant Certificates, in the manner provided therein and in the Universal Warrant Agreement. No holder of any Universal Warrant Certificate or beneficial owner of any Universal Warrants shall be entitled to any of the rights of a holder of the Warrant Property purchasable upon exercise of such Universal Warrants. The Universal Warrants and the Universal Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

               Unsecured Obligations of the Company. The Universal Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.


                            FOREIGN CURRENCY RISKS

Exchange Rates and Exchange Controls

               An investment in Notes, Units or any of the securities constituting such Units that are denominated in, or the payment of which is related to the value of, a Specified Currency other than the currency of the country in which the purchaser is a resident or the currency (including the euro or the ECU and any other such composite currency) in which the purchaser conducts its business or activities (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note, Unit or security included in such Unit. Depreciation of the Specified Currency for a Note, Unit or security included in such Unit against the relevant home currency would result in a decrease in the effective yield of such Note below its coupon rate or in the payout of such Unit (or security included therein) and, in certain circumstances, could result in a loss to the investor on a home currency basis. In addition, depending on the specific terms of a Currency Linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

               Fluctuations in the rates of exchange between the home currency and any other currency (i) in which payment of the exercise price of a Universal Warrant is to be made, (ii) in which the Warrant Property is denominated or (iii) that is to be purchased or sold by exercise of such Universal Warrant (or between any of the currencies noted in clauses (i) through (iii) above) may change the value of such Universal Warrant or of the Unit comprising such Universal Warrant and could result in a loss to the investor even if the spot price of the Warrant Property were such that the Universal Warrant appeared to be "in the money." Similarly, currency fluctuations between any of the home currency, the currency in which the purchase price is denominated, the currency in which the Purchase Contract Property is denominated or, if applicable, the currency to be purchased or sold pursuant to such Purchase Contract could adversely affect the value of any Purchase Contract or of the Unit comprising such Purchase Contract and could result in a loss to the investor.

               EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT BY SUCH INVESTOR IN NOTES, UNITS OR ANY OF THE SECURITIES CONSTITUTING SUCH UNITS THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, FOREIGN CURRENCY. SUCH NOTES, UNITS OR OTHER SECURITIES INCLUDED IN SUCH UNITS ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT
TO FOREIGN CURRENCY TRANSACTIONS.

               Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-home currency-denominated Notes or Currency Linked Notes (or Universal Warrants or Purchase Contracts where the exercise or purchase price and the underlying property is denominated in currencies differing from one another or from the home currency) is that their home currency-equivalent yields or payouts could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes, Units or any of the securities constituting such Units in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

               Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency (or of securities denominated in such currency) at the time of payment of principal of, premium, if any, or interest on a Note (or of any payment due with respect to a Unit or any security constituting such Unit). Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars (or the applicable currency for any payment with respect to a Unit (or any of the securities constituting such Unit)) would not be available when payments on such Note are due, including as a result of the replacement of such Specified Currency by the euro. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date; provided, however, that if the Specified Currency for any Note (or the applicable currency for any payment with respect to a Unit (or any of the securities constituting such Unit)) is not available because the euro has been substituted for such Specified Currency, the Company would make such payments in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. See "Description of Notes -- Payment Currency."

Governing Law and Judgments

               The Notes, Units, Universal Warrants and Purchase Contracts will be governed by and construed in accordance with the laws of the State of New York. The courts of the States of New York and Delaware will have jurisdiction over claims relating to the Series D Notes. If a court in the United States were to grant a judgment in an action based on Notes denominated in a Specified Currency other than U.S. dollars or on any Units, Universal Warrants and Purchase Contracts denominated in any such currency, it is likely that such court would grant judgment only in U.S. dollars. If the court were a New York court, however, such court would grant a judgment in the Specified Currency or currency in respect of which any payment on a Unit, Universal Warrant, or Purchase Contract was due. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.


                        UNITED STATES FEDERAL TAXATION

               In the opinion of Brown & Wood LLP, counsel to the Company, the following summary accurately describes the principal United States federal income and estate tax consequences of ownership and disposition of the Program Securities by a Foreign Holder (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as persons other than Foreign Holders, nonresident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and Foreign Holders that are owned or controlled by persons subject to United States federal income tax. Persons considering the purchase of the Program Securities should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as to any tax consequences arising under the laws of any state, local or foreign jurisdiction.

               As used herein, the term "Foreign Holder" means a beneficial owner of a Program Security who or that is for United States federal income tax purposes (i) a nonresident alien individual, (ii) a corporation, partnership or other entity that was not created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is not subject to United States federal income tax on a net basis, or (iv) a trust if either (A) primary supervision over the administration of the trust is unable to be exercised by a United States court, or (B) the authority to control all substantial decisions of the trust does not rest with one or more United States persons.

Income Taxes

               Notes

               Except as otherwise discussed below, a Foreign Holder will generally not be subject to United States federal income tax, including withholding tax, on payments of principal of, premium, if any, or interest (including original issue discount, if any) on, a Note or coupon, or proceeds from the sale or disposition of a Note or coupon, provided that (i) such payments or proceeds are not effectively connected with the conduct of a trade or business by such holder within the United States, (ii) such holder does not own (directly or by attribution) ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) such holder does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States and
(iv) in the case of a Note issued in registered form, required certification of such holder's non-United States status is provided to the Company or the Agent.

               Exchangeable Notes

               A Foreign Holder will generally not be subject to United States federal income tax, including withholding tax, with regard to an Exchangeable
Note if (i) the Exchangeable Note is treated as indebtedness of the Company for United States federal income tax purposes, (ii) the Exchangeable Note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded, and (iii) the requirements for exemption from tax listed above under "--Notes" are met. With regard to the above requirements, Optionally Exchangeable Notes for which the principal amount payable in cash equals or exceeds the issue price (i.e., the initial offering price to the public at which price a substantial amount of the respective Optionally Exchangeable Notes is sold) will be treated as indebtedness of the Company for United States federal income tax purposes. Under current United States federal income tax law, it is unclear how a Mandatorily Exchangeable Note will be treated. Prospective purchasers of Mandatorily Exchangeable Notes are urged to review the applicable Pricing Supplement and consult with their tax advisors. No opinion is expressed herein as to the impact of the "United States real property holding company" rules, which could affect the taxation of Foreign Holders in certain circumstances. Persons considering the purchase of Exchangeable Notes should refer to the discussion relating to United States federal taxation in the applicable Pricing Supplement for disclosure, if any is deemed necessary, concerning the applicability of such rules. For information regarding the United States federal income tax consequence of ownership and disposition of the property received in exchange for an Exchangeable Note, please refer to the publicly available documents described in the applicable Pricing Supplement.

               Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               The United States federal income tax consequences to a Foreign Holder of the ownership and disposition of Notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with the Company, baskets of such securities or indices may vary depending upon the exact terms of the Notes and related factors. Certain Notes containing such features may be subject to rules that differ from the general rules discussed above under "-- Notes." In such circumstances, persons intending to purchase such Notes should refer to the discussion relating to United States federal taxation in the applicable Pricing Supplement for additional disclosure, if any is deemed necessary.

               Units

               Under current United States federal income tax law, the treatment of a Foreign Holder of a Unit (including a Foreign Holder of the Note and/or the Universal Warrants or Purchase Contracts comprising a Unit) is unclear. Prospective purchasers of Units are urged to review the discussion relating to United States federal taxation in the applicable Pricing Supplement and consult with their tax advisors.

Backup Withholding

               A Foreign Holder of a Bearer Note or coupon will generally not be subject to backup withholding or information reporting with respect to payments on, and to proceeds of the sale before maturity of, the Bearer Note or coupon. Such requirements will likewise generally not apply to such payments made on a Registered Note if required certification of the holder's non-United States status is provided to the Company or the Agent.

               Foreign Holders of Program Securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Foreign Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

               On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

Estate Taxes

               A Note held by an individual who at the time of his death is not a citizen or domiciliary of the United States will generally not be subject to United States federal estate tax as a result of such individual's death, provided that (i) income derived by such individual on the Note would not be subject to United States federal income tax or (ii) an applicable estate tax treaty provides an exemption therefrom. Unless an applicable estate tax treaty provides otherwise, the fair market value of Program Securities (other than Notes that were not issued as part of a Unit) may be includible in the gross estate of a non-resident alien individual for United States federal estate tax purposes.

               THE UNITED STATES FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING ON A FOREIGN HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING THE PURCHASE OF PROGRAM SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF PROGRAM SECURITIES.


                             PLAN OF DISTRIBUTION

               The Program Securities are being offered on a continuing basis by the Company exclusively through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase such Program Securities. The Company will have the sole right to accept offers to purchase Program Securities and may reject any offer in whole or in part. The Agents will have the right to reject any offer to purchase Program Securities solicited by them in whole or in part. Payment of the purchase price of the Program Securities will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay an Agent, in connection with sales of Program Securities resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from
 .125% to .750% of the initial offering price of the Program Securities to be sold, depending upon the maturity of the Program Securities; provided, however, that commissions with respect to Program Securities having a maturity of 30 years or greater will be negotiated.

               The Company may also sell Program Securities to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Program Securities may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by such Agent and specified in the applicable Pricing Supplement. An Agent may offer the Program Securities it has purchased as principal to other dealers. Such Agent may sell the Program Securities to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Program Securities that are to be resold by an Agent to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

               In compliance with United States federal income tax laws and regulations, the Company and each Agent has agreed that it will not, in connection with the original issuance of any Bearer Notes either alone or as part of a Unit or during the Restricted Period (as defined above in "Description of Notes -- Forms, Denominations, Exchange and Transfer"), offer, sell, resell or deliver, directly or indirectly, any Bearer Notes either alone or as part of a Unit in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations). In addition, each Agent has represented and agreed that it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Notes are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Notes.

               With respect to Program Securities to be offered or sold in the United Kingdom, each Agent, underwriter, dealer, other agent and remarketing firm participating in the distribution of such Program Securities has represented and agreed, or will represent and agree, that: (i) in relation to Program Securities which have a maturity of one year or more and in respect of which admission to such listing in accordance with Part IV of the Financial Services Act 1986 (the "Act") is to be sought, it has not offered or sold and will not offer or sell any such Program Securities to persons in the United Kingdom prior to admission of such Program Securities to such listing except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act; (ii) in relation to Program Securities which have a maturity of one year or more and in respect of which admission to such listing is not to be sought, it has not offered or sold and, prior to the expiry of the period of six months from the date of issue of such Program Securities, will not offer or sell any such Program Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (iii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to such Program Securities in, from or otherwise involving the United Kingdom; and (iv) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of such Program Securities, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment
Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

               The Program Securities have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the Program Securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

               Program Securities denominated or payable in Deutsche Marks may only be offered and sold from time to time by the Company through Morgan Stanley Bank AG, acting as agent for the Company or as lead manager in a syndicated transaction. The issuance of Program Securities denominated or payable in Deutsche Marks will take place in compliance with the guidelines of the German Central Bank, as amended from time to time, regarding the issue of debt securities denominated in Deutsche Marks. The Program Securities may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

               Program Securities denominated or payable in or indexed to Swiss francs may only be offered and sold from time to time by the Company through Bank Morgan Stanley AG, acting as agent for the Company or as lead manager in a syndicated transaction. The issuance of Program Securities denominated or payable in or indexed to Swiss francs will take place in compliance with Swiss law and the relevant regulations of the Swiss National Bank in effect from time to time.

               Morgan Stanley S.A. has represented and agreed, and any dealers for French Franc Notes or French Franc Units will represent and agree, that French Franc Notes and French Franc Units will be issued outside the Republic of France and that, in connection with their initial distribution, Morgan Stanley S.A. and such dealers will not offer or sell, directly or indirectly, any French Franc Notes or French Franc Units to the public in the Republic of France, and will not distribute or cause to be distributed to the public in the Republic of France this Prospectus Supplement, the accompanying Prospectus or any other offering material relating to French Franc Notes or French Franc Units. The Company has also undertaken that it will not offer, directly or indirectly, any Notes or Units to the public in the Republic of France. At the date of this Prospectus Supplement only a credit establishment or investment institution incorporated in a member state of the European Union which is authorized to lead-manage euro-bond issues by the competent authority of its home state may (i) act as a dealer in respect of private placements of French Franc Notes or French Franc Units or (ii) act as lead manager of public offers (within the meaning of the French EuroFranc Regulations) of French Franc Notes or French Franc Units issued on a syndicated basis.

               Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

               Morgan Stanley & Co. International Limited, Bank Morgan Stanley AG, Morgan Stanley S.A. and Morgan Stanley Bank AG are each an affiliate of the Company. The Company has been advised by the Agents that they intend to make a market in the Program Securities, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Program Securities.

               In order to facilitate the offering of the Program Securities, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Program Securities or any other securities the prices of which may be used to determine payments on such Program Securities. Specifically, the Agents may overallot in connection with any offering of Program Securities, creating a short position in the Program Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Program Securities or of any such other securities, the Agents may bid for, and purchase, the Program Securities or any such other securities in the open market. Finally, in any offering of the Program Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allied to an underwriter or a dealer for distributing the Program Securities in the offering if the syndicate repurchases previously distributed Program Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Program Securities above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

               Concurrently with the offering of Program Securities through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein. Such Debt Securities may include medium-term notes ("Global Medium-Term Notes, Series C") that may have terms substantially similar to the terms of the Notes offered hereby and that may be offered, alone or as units containing warrants, purchase contracts or any combination thereof ("Global Units, Series C"), concurrently with the offering of the Program Securities, on a continuing basis in the United States by the Company pursuant to a distribution agreement (the "U.S. Distribution Agreement") with MS & Co. and DWR, affiliates of the Company, as agents for the Company, the terms of which are substantially similar to the terms of the distribution agreement (the "Euro Distribution Agreement") with the Agents, except for certain selling restrictions specified in the Euro Distribution Agreement. Any Global Medium-Term Notes, Series C or any Global Units, Series C sold pursuant to such U.S. Distribution Agreement, and any Debt Securities, Debt Warrants or pre-paid purchase contracts issued by the Company pursuant to the Indentures or any preferred stock, warrants or purchase contacts issued by the Company, will reduce the aggregate offering price of Program Securities that may be offered by this Prospectus Supplement, any Pricing Supplement hereto and the Prospectus.


                                 LEGAL MATTERS

               The validity of the Notes, Units, Universal Warrants and Purchase Contracts will be passed upon for the Company by Brown & Wood LLP, or other counsel who is satisfactory to the Agents and who may be an officer of the Company. Certain legal matters relating to the Notes, Units, Universal Warrants and Purchase Contracts will be passed upon for the Agents by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented the Company and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities.



                                CAPITALIZATION

               The following table sets forth the consolidated short-term borrowings and total capitalization of the Company as of November 30, 1997 based on the Company's audited consolidated financial statements for its 1997 fiscal year. As of the date hereof and except as disclosed in the footnotes to the following table, there has been no material change in the capitalization of the Company since November 30, 1997.

               The following information should be read in conjunction with the Company's audited consolidated financial statements for its 1997, 1996 and 1995 fiscal years, the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all as contained in the Company's Annual Report on Form 10-K dated November 30, 1997 and incorporated herein by reference.

                                                                                             November 30, 1997
                                                                                     (In millions, except share data)
                                                                                     --------------------------------
Short-term borrowings.........................................................             U.S.$          22,614
Current portion of long-term borrowings.......................................                             6,170
                                                                                                          ------
    Total.....................................................................             U.S.$          28,784
                                                                                                          ======

Long-term borrowings (1)......................................................             U.S.$          18,622
Capital Units.................................................................                               999
Shareholders' equity:
 Preferred stock, par value $0.01 per share; authorized 30,000,000 shares:
   ESOP Convertible Preferred Stock, liquidation preference U.S.$35.875;
    outstanding 3,646,664 shares (2)..........................................                               131
   7-3/8% Cumulative Preferred Stock, stated value U.S.$200; outstanding
    1,000,000 shares..........................................................                               200
   7-3/4% Cumulative Preferred Stock, stated value U.S.$200; outstanding
    1,000,000 shares..........................................................                               200
   Series A Fixed/Adjustable Rate Cumulative Preferred Stock,
    stated value U.S.$200; outstanding 1,725,000 shares.......................                               345
 Common stock, U.S.$0.01 par value; authorized 1,750,000,000 shares; issued
   602,829,994 shares; outstanding 594,708,971 shares (3).....................                                 6
 Paid-in capital..............................................................                             3,952
 Retained earnings............................................................                             9,330
 Cumulative translation adjustments...........................................                                (9)
                                                                                                          ------
    Subtotal..................................................................                            14,155

   Note receivable related to sale of preferred stock to ESOP.................                               (68)
   Common stock held in treasury, at cost 8,121,023 shares....................                              (250)
   Stock compensation related adjustments.....................................                               119
               Total shareholders' equity.....................................                            13,956
                                                                                                          ------
               Total capitalization...........................................             U.S.$          33,577
                                                                                                          ======


-----------
(1) Subsequent to November 30, 1997, additional senior notes aggregating U.S. $5,528,309,183 were issued. The Company currently has effective registration statements pursuant to which it may issue up to an aggregate of U.S. $12,023,316,429 of debt securities, warrants, preferred stock, depositary shares, purchase contracts and units of which U.S. $11,544,284,254 remains available to date. In addition, on March 5, 1998, MSDW Capital Trust I, a Delaware statutory business trust (the "Capital Trust"), all of the common securities of which are owned by the Company, issued U.S. $400 million of 7.10% Capital Securities (the "Capital Securities") that are guaranteed by the Company. The Capital Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in U.S. $412,371,150 of 7.10% Junior Subordinated Deferrable Interest Debentures due February 28, 2038 (the "Junior Subordinated Debentures") issued by the Company.

(2) As of January 26, 1998 (the last date for which numbers are available), there were approximately 3,642,149 shares of ESOP Convertible Preferred Stock outstanding.

(3) As of January 26, 1998 (the last date for which numbers are available), there were approximately 605,394,651 shares of Common Stock outstanding.

                              BOARD OF DIRECTORS

               The current Directors of the Company and their principal occupations are listed below. The business address of each director is 1585 Broadway, New York, New York 10036.

Philip J. Purcell  .....   Chairman of the Board, Chief Executive Officer and
                           Director
John J. Mack ...........   President, Chief Operating Officer and Director
Thomas C. Schneider.....   Executive Vice President, Chief Strategic and
                            Administrative Officer and Director
Richard B. Fisher ......   Chairman of Executive Committee of Board of
                            Directors and Director
Robert P. Bauman .......   Director
Edward A. Brennan ......   Director
Diana D. Brooks.........   Director
Daniel B. Burke.........   Director
C. Robert Kidder........   Director
Miles L. Marsh .........   Director
Michael A. Miles .......   Director
Allen E. Murray ........   Director
Clarence B. Rogers, Jr..   Director
Laura D'Andrea Tyson  ..   Director

                              GENERAL INFORMATION

               The listing of the Series D Notes on the London Stock Exchange will be expressed as a percentage of their principal amount excluding accrued interest. Listing of the Series D Notes offered hereby is expected to be granted by the London Stock Exchange on or about April 8, 1998 subject only to issuance of Series D Notes (including temporary global notes). The listing agent with respect to the application for the listing of the Series D Notes on the London Stock Exchange is Morgan Stanley & Co. International Limited.

               The French Franc arranger in relation to the establishment of the Company's euro medium-term note program, the relevant dealers or underwriters for French Franc Instruments and the Company will comply with French EuroFranc Regulations.

               Deloitte & Touche LLP, independent auditors, have audited the consolidated statements of financial condition of the Company as of the fiscal year end 1997 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the fiscal years 1997, 1996 and 1995 and an unqualified opinion has been reported thereon (which makes reference to the audit of Morgan Stanley by other auditors). The fiscal year information combines the historical information of Dean Witter Discover for the fiscal years ended December 31, 1996 and 1995 with the historical information of Morgan Stanley for the fiscal years ended November 30, 1996 and 1995. Subsequent to the Merger, the Company adopted a fiscal year end of November 30.

               Ernst & Young LLP, independent auditors, have audited the consolidated statement of financial condition of Morgan Stanley as of November 30, 1996, November 30, 1995 and January 31, 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the fiscal year ended November 30, 1996, the fiscal year ended November 30, 1995 and the fiscal year ended January 31, 1995 and unqualified opinions have been reported thereon.

               Brown & Wood LLP has given and not withdrawn its written consent to the inclusion in this Prospectus Supplement of its opinion under "United States Federal Taxation" and has authorized the contents of that part of the listing particulars for the purposes of Section 152(1)(e) of the Financial Services Act 1986.

               The obligation of a prospective purchaser (including the Agents) to pay for any Notes or Units it has agreed to purchase is subject to the satisfaction of certain conditions which, if not satisfied or waived, would result in such purchaser having no obligation to pay for any such Notes or Units.

               The issuance of the Notes, the Units, the Universal Warrants and the Purchase Contracts was authorized pursuant to resolutions adopted by unanimous written consent of the Board of Directors of the Company dated February 12, 1998.

               The Company is incorporated in Delaware, U.S.A., and its registered office is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

               Except as disclosed herein and in the Prospectus, since November 30, 1997, the date of the latest published audited financial statements, there has been no material change in the financial or business position of the Company and its consolidated subsidiaries, taken as a whole.

               Except as disclosed under "Item 3. Legal Proceedings" of the Company's Annual Report on Form 10-K dated November 30, 1997, as of the date hereof, there are no legal, arbitration or administrative proceedings including any pending or, to the Company's knowledge, threatened involving the Company or any of its consolidated subsidiaries which may have or have had during the previous 12 months a material effect on the Company's consolidated financial condition.

               Deloitte & Touche LLP and Ernst & Young LLP, the auditors of the Company and of Morgan Stanley, respectively, have given and have not withdrawn their written consent to the inclusion in these listing particulars of their report in the form and context in which it is included and have authorized the contents of that part of the listing particulars for the purpose of Section 152 (l)(e) of the Financial Services Act 1986.

               The Notes and, subject to certain limitations, Units have been accepted for clearance through the Euroclear Operator, Cedel Bank and (in the case of (i) French Franc Notes, (ii) French Franc Units and (iii) Purchase Contracts and Universal Warrants included in any French Franc Unit (collectively, "French Franc Securities")) Sicovam. The appropriate code for each issue allocated by the Euroclear Operator, Cedel Bank and (in the case of French Franc Securities) Sicovam will be contained in the applicable Pricing Supplement. Transactions will normally be effected for settlement not earlier than two business days after the date of the transaction.

               Copies of the Euro Distribution Agreement dated April 8, 1998 among the Company and the Agents, the U.S. Distribution Agreement dated March 12, 1998 among the Company, MS & Co. and DWR, each of the Indentures, the opinion of Brown & Wood LLP referred to in the first paragraph under "United States Federal Taxation" on page S-37, the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, Dean Witter Discover's Annual Reports on Form 10-K for the fiscal period ended December 31, 1996 and for the fiscal year ended December 31, 1995 and Quarterly Reports on Form 10-Q for 1995, 1996 and 1997 (each excluding exhibits), Morgan Stanley's Annual Reports on Form 10-K for the fiscal period ended November 30, 1996 and for the fiscal years ended November 30, 1995 and January 31, 1995 and Quarterly Reports on Form 10-Q for 1995, 1996 and 1997 (each excluding exhibits), the Company's listing particulars, all of the Company's future Annual, Quarterly and Current Reports, supplementary listing particulars and Pricing Supplements and the Company's Certificate of Incorporation and Amended and Restated By-laws, will, from the date hereof and so long as any Note, Unit, Universal Warrant or Purchase Contract is outstanding and throughout the term of the medium-term note program (the "Program"), be available for inspection during business hours at the corporate trust office of each of the Trustees in The City of New York, the office of each Paying Agent and the principal executive offices of the Company specified in the accompanying Prospectus. The Company's Quarterly Reports on Form 10-Q contain unaudited quarterly financial statements.

               Documents incorporated by reference herein and any part of the Registration Statement not included herein do not form part of the listing particulars.

               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement (but not the listing particulars) to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

The Banking Act 1987 (Exempt Transactions) Regulations 1997

               The Company is not an authorized institution as defined in the Banking Act 1987 or a European authorized institution as defined by regulation 3 of the Banking Coordination (Second Council Directive) Regulations 1992. Repayment of the principal and payment of any interest or premium in connection with the Sterling Notes has not been guaranteed. In relation to any Sterling Notes which are to be exempt transactions under regulation 13(3) of the Regulations where such Notes would fall within regulation 13(4)(a) or
(b) of the Regulations: (a) the Company confirms that as at the date hereof, it has complied with its obligations under the relevant rules (as defined in the Regulations) in relation to the admission to and continuing listing of the Programme and of any previous issues made under it and listed on the same exchange as the Programme; (b) the Company will confirm in the applicable Pricing Supplement relating to such Notes that it has complied with its obligations under the relevant rules in relation to the admission to listing of the debt securities falling within regulation 13(4)(a) or (b) of the Regulations or, where such Notes have not yet been admitted to listing, will have complied with such obligations by the time when such Notes are so admitted; and (c) the Company confirms that as at the date hereof, it has not, since the last publication, if any, in compliance with the relevant rules of information about the Program, any previous issues made under it and listed on the same exchange as the Program, or any debt securities falling within regulation 13(4)(a) or (b) of the Regulations, having made all reasonable enquiries, become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as issuer in respect of the debt securities falling within regulation 13(4)(a) or (b) of the Regulations as they fall due.


                           PARIS LISTING INFORMATION

               The French EuroFranc Regulations recommend the listing of French Franc Notes and French Franc Units on the Paris Bourse where (i) such French Franc Notes and French Franc Units are, or are intended to be, listed on any other stock exchange or (ii) such French Franc Notes and French Franc Units are, or are intended to be, distributed as a public offer (within the meaning of the French EuroFranc Regulations).

               At the date of this Prospectus Supplement, only a credit establishment or investment institution incorporated in a member state of the European Union which is authorized to lead-manage euro-bond issues by the competent authority of its home state may (i) act as a dealer in respect of private placements of French Franc Notes and French Franc Units and (ii) act as lead manager of public offers (within the meaning of the French Eurofranc Regulations) of French Franc Notes and French Franc Units issued on a syndicated basis. The minimum aggregate principal amount of Series D French Franc Notes and Series D French Franc Units listed on the Paris Bourse and distributed in a public offer shall be 300,000,000 French Francs. In addition, Series D French Franc Notes and Series D French Franc Units which are listed on the Paris Bourse will be issued subject to the requirements of the Paris Bourse. Under the current regulations, "private placements" shall be construed as issuances of Series D French Franc Notes and Series D French Franc Units placed on a firm basis with a small number of predetermined nonresident investors. Index-linked Series D French Franc Notes and Series D French Franc Units which are to be listed on the Paris Bourse will be issued in compliance with the regulations of the COB and the CBV published on July 26, 1996 in Decisions et Avis No. 96-2580 published by the SBF, as amended as of the date of such issuance.

Commission des Operations de Bourse ("COB")

               Prior to listing of any Series D Notes and Series D Units on the Paris Bourse, the COB is required to approve this Prospectus Supplement and the accompanying Prospectus. In addition, the Pricing Supplement applicable to each issue of Series D Notes and Series D Units to be listed on the Paris Bourse is currently required to be approved at the time of the relevant issue. The relevant approval in relation to the Program and each such issue will each be evidenced by the issue of a registration number by the COB. The relevant approval in relation to each issue will be evidenced by the issue of a visa number, which will be disclosed in the Pricing Supplement applicable to the relevant Series D Notes and Series D Units.

Societe des Bourses Francaises ("SBF")

               The listing of Series D Notes and Series D Units on the Paris Bourse is subject to approval by the SBF. Such approval will be evidenced by publication in the Bulletin de la SBF - Paris Bourse.

Bulletin des Annonces Legales Obligatoires ("BALO")

               Series D Notes and Series D Units to be listed on the Paris Bourse may not be offered in France and the publication of the Pricing Supplement applicable thereto must not be made before such listing becomes effective and details of the relevant Series D Notes and Series D Units (in the form of a notice legale) have been published in the BALO.

Documents available for inspection

               In the case of Series D Notes and Series D Units listed on the Paris Bourse, the applicable Pricing Supplement will specify the additional places in Paris at which documents incorporated by reference herein (or otherwise required to be made available for inspection) may be inspected during normal business hours. The Company has undertaken to make such documents available as so required.


                     PARIS BOURSE RESPONSIBILITY STATEMENT

                            PERSONNES QUI ASSUMENT
        LA RESPONSABILITE DU "PROSPECTUS" ET DU "PROSPECTUS SUPPLEMENT"
    EN CE QUI CONCERNE LES INSTRUMENTS QUI SERONT NEGOCIES AU COMPARTIMENT
             INTERNATIONAL DU PREMIER MARCHE DE LA BOURSE DE PARIS

AU NOM DE L'EMETTEUR ET DE LA BANQUE PRESENTATRICE

A la connaissance de l'emetteur et de la banque presentatrice, les donnees des presents documents denommes "Prospectus" et "Prospectus Supplement" sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.





________________________                  ________________________________
Alice Bonardi                             Alexander C. Frank
Attorney-in-fact                          Assistant Treasurer
Morgan Stanley S.A.                       Morgan Stanley Dean Witter & Co.


                    LA COMMISSION DES OPERATIONS DE BOURSE

               En vue de la cotation a Paris des titres eventuellement emis dans le cadre de ce present Programme, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967 telle que modifiee, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le No. P98-98 du 03 avril 1998.

    PRINCIPAL EXECUTIVE OFFICES                 REGISTERED OFFICE OF THE
           OF THE COMPANY                         COMPANY IN DELAWARE

           1585 Broadway                     The  Corporation Trust Center
     New York, New York  10036                     1209 Orange Street
               U.S.A.                         Wilmington, Delaware  19801
                                                         U.S.A.
                                   TRUSTEES

           (Senior Notes)                         (Subordinated Notes)
      The Chase Manhattan Bank             The First National Bank of Chicago
        450 West 33rd Street                    One First National Plaza
     New York, New York  10001                  Chicago, Illinois  60670
               U.S.A.                                    U.S.A.


                  PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND
             TRANSFER AGENT FOR BEARER NOTES AND REGISTERED NOTES
                   UNIT AGENT AND COLLATERAL AGENT FOR UNITS
                     WARRANT AGENT FOR UNIVERSAL WARRANTS

                           The Chase Manhattan Bank
                                 Trinity Tower
                             9 Thomas More Street
                                 London E19YT
                                   England
                       Attention: Global Trust Services

                       OTHER PAYING AGENT AND TRANSFER
                          AGENT FOR REGISTERED NOTES

                           The Chase Manhattan Bank
                             450 West 33rd Street
                           New York, New York  10001
                                    U.S.A.

   LEGAL ADVISORS TO THE COMPANY              LEGAL ADVISORS TO THE AGENTS

          Brown & Wood LLP                       Davis Polk & Wardwell
       One World Trade Center                     450 Lexington Avenue
      New York, New York 10048                  New York, New York 10017
               U.S.A.                                    U.S.A.


                                 LISTING AGENT

                  Morgan Stanley & Co. International Limited
                                25 Cabot Square
                                 Canary Wharf
                                London E14 4QA
                                    England

                              PARIS LISTING AGENT

                              Morgan Stanley S.A.
                                25, rue Balzac
                                  75008 Paris
                                    France

                            AUDITORS OF THE COMPANY

                             Deloitte & Touche LLP
                          Two World Financial Center
                           New York, New York  10281
                                    U.S.A.

                          AUDITORS OF MORGAN STANLEY

                               Ernst & Young LLP
                              787 Seventh Avenue
                           New York, New York 10019